Exhibit 10.4

OFFICE LEASE

Millich Commercial, LLC

a California limited liability company

as “Landlord”

and

Arteris, Inc.

a Delaware corporation

as “Tenant”

OFFICE LEASE

SUMMARY OF BASIC LEASE TERMS

SECTION (LEASE REFERENCE)		TERMS
A. (Introduction)	Lease Reference Date:	July 17, 2017

B. (Introduction)	Landlord:	Millich Commercial, LLC, a California limited liability company

C. (Introduction)	Tenant:	Arteris, Inc., a Delaware corporation

D. (Section 1.21)	Premises:	That area consisting of approximately 12,609 rentable square feet, the address of which is 595 Millich Drive, Suite 200, Campbell, California, within the Building as shown on Exhibit B.

E. (Section 1.22)	Project:	The land and improvements shown on Exhibit A consisting of one building the aggregate area of which is approximately 24,281 rentable square feet.

F. (Section 1.7)	Building	The Building and the Project are one and the same.

G. (Section 1.32)	Tenant’s Share:	51.93%

H. (Section 4.6)	Tenant’s Allocated Parking Stalls:	Forty five (45) unreserved parking stalls

I. (Section 1.28)	Scheduled Commencement Date:	September 1, 2017

J. (Section 1.18)	Lease Term:	Sixty nine (69) full calendar months

K. (Section 3.1)	Base Monthly Rent:

Commencement Date – month 18—$37,827.00

Month 19 – 30—$38,961.81*

Month 31 – 42—$40,130.66

Month 43 – 54—$41,334.58

Month 55 – 66—$42,574.62

Month 67 – expiration date—$43,851.86

*Subject to the terms and conditions of Article 2.2(b) below.

L. (Section 3.3)	Prepaid Rent:	$38,961.81

M. (Section 3.5)	Security Deposit:	$43,851.86

N. (Section 4.1)	Permitted Use:	General Office

O.	Intentionally Omitted

P. (Section 8.1)	Operating Expense Base Amount:	Operating Expenses paid or incurred by Landlord during calendar year 2018

Q. (Section 9.1)	Tenant’s Liability: Insurance Minimum:	$2,000,000 per occurrence and $3,000,000 in the aggregate

R. (Section 1.3)	Landlord’s Address:	c/o Briggs Development Corporation Attn: Jeffrey L. Rogers 100 Century Center Court, Suite 210 San Jose, California 95112

S. (Section 1.3)	Tenant’s Address:	Before the Commencement Date: 591 West Hamilton Avenue, Suite 250 Campbell, California 95008 Attention: CFO From and after the Commencement Date: At the Premises Attention: CFO

T. (Section 15.13)	Retained Real Estate Brokers:	Landlord’s Broker—Nick Whitstone and Mark Christierson, CBRE, Inc. Tenant’s Broker – None

U. (Section 1.17)	Lease:	This Office Lease includes the Summary of the Basic Lease Terms, the Lease, and the following exhibits and addenda: Exhibit A (site plan of the Project), Exhibit B (diagram of Premises), Exhibit B-1 (diagram of Temporary Space), Exhibit C (Description of Landlord Improvements), and Exhibit D (Rules and Regulations).

The foregoing Summary is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

OFFICE LEASE

This Office Lease (“Lease”) is dated, for reference purposes only, as of the Lease Reference Date specified in Section A of the Summary of Basic Lease Terms (“Summary”), and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

ARTICLE 1

DEFINITIONS

1.1 General. Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent. The term “Additional Rent” is defined in Section 3.2.

1.3 Address for Notices. The term “Address for Notices” shall mean the addresses set forth in Sections R and S of the Summary; provided, however, that after the Commencement Date, Tenant’s Address for Notices shall be the address of the Premises.

1.4 Agents. The term “Agents” shall mean the following: (i) with respect to Landlord or Tenant, the agents, employees, contractors and invitees of such party, and (ii) in addition with respect to Tenant, Tenant’s subtenants and their respective agents, employees, contractors and invitees.

1.5 Agreed interest Rate. The term “Agreed Interest Rate” shall mean that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) the higher of five percent (5%) in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or ten percent (10%) per annum, or (ii) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent. The term “Base Monthly Rent” shall mean the fixed monthly rent payable by Tenant pursuant to Section 3.1 which is specified in Section K of the Summary.

1.7 Building. The term “Building” shall mean the building in which the Premises are located which Building is identified in Section F of the Summary, the rentable area of which is referred to herein as the “Building Rentable Area.”

1.8 Commencement Date. The term “Commencement Date” is the date the Lease Term commences, which term is defined in Section 2.2.

1.9 Common Area. The term “Common Area” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including, without limitation, the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.

1.10 Intentionally Omitted

1.11 Effective Date. The term “Effective Date” shall mean the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.12 Event of Tenant’s Default. The term “Event of Tenant’s Default” is defined in Section 13.1.

1.13 Hazardous Materials. The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in Section 7.2E.

1.14 Insured and Uninsured Peril. The terms “Insured Peril” and “Uninsured Peril” are defined in Section 11.2E.

1.15 Law(s). The term “Law(s)” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order or other requirement of any municipal, county, state, federal or other governmental agency or authority having jurisdiction over the parties to this Lease or the Premises, or both, in effect either at the Effective Date or any time during the Lease Term.

1.16 Lease. The term “Lease” shall mean the Summary and all elements of this Lease identified in Section U of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.17 Lease Term. The term “Lease Term” shall mean the term of this Lease, which shall commence on the Commencement Date and, unless sooner terminated pursuant to this Lease, shall continue for the period specified in Section J of the Summary.

1.18 Lender. The term “Lender” shall mean any beneficiary, mortgagee, secured party, ground or underlying lessor, or other holder of any Security Instrument now or hereafter affecting the Project or any portion thereof.

1.19 Operating Expenses. The term “Operating Expenses” is defined in Section 8.2.

1.20 Permitted Use. The term “Permitted Use” shall mean the use specified in Section N of the Summary, and no other use shall be permitted.

1.21 Premises. The term “Premises” shall mean that space described in Section D of the Summary that is within the Building.

1.22 Project. The term “Project” shall mean that real property and the improvements thereon which are specified in Section E of the Summary, the aggregate rentable area of which is referred to herein as the “Project Rentable Area.”

1.23 Private Restrictions. The term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises and/or the Project which exist as of the Effective Date or which are recorded after the Effective Date.

1.24 Real Property Taxes. The term “Real Property Taxes” is defined in Section 8.3.

1.25 Rent. The term “Rent” or “rent” shall mean, collectively, Base Monthly Rent, Additional Rent and all other payments of money payable to Landlord under this Lease, whether or not such payments are specifically denominated as rent hereunder.

1.26 Rentable Area. The term “Rentable Area” as used in this Lease shall mean, with respect to the Premises, the rentable square feet set forth in Section D of the Summary, and, with respect to the Project, the rentable square feet set forth in Section E of the Summary (subject to reformulation pursuant to Section 1.32 below). Landlord and Tenant agree that (i) each has had an opportunity to determine to its satisfaction the actual area of the Project, the Building and the Premises, (ii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (iii) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any way of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor.

1.27 Rules and Regulations. The term “Rules and Regulations” shall mean the rules and regulations attached hereto as Exhibit D and any amendments or supplements thereto and any additional rules and regulations, all as may be adopted and promulgated by Landlord from time to time.

1.28 Scheduled Commencement Date. The term “Scheduled Commencement Date” shall mean the date specified in Section I of the Summary.

1.29 Security Instrument. The term “Security Instrument” shall mean any ground or underlying lease, mortgage or deed of trust which now or hereafter affects the Project (or any portion thereof), and any renewal, modification, consolidation, replacement or extension thereof.

1.30 Summary. The term “Summary” shall mean the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.31 Tenant’s Alterations. The term “Tenant’s Alterations” shall mean all improvements, additions, alterations and fixtures installed in the Premises by or for the benefit of Tenant following the Commencement Date which are not Trade Fixtures.

1.32 Tenant’s Share. The term “Tenant’s Share” shall mean the percentage obtained by dividing Tenant’s Rentable Area by the Project Rentable Area, which, as of the Effective Date, is the percentage identified in Section G of the Summary. In the event Landlord constructs other buildings on the Project, Landlord may, in Landlord’s sole discretion, reformulate Tenant’s Share, as to any or all of the items which comprise Operating Expenses, to reflect the rentable square footage of the Premises as a percentage of all rentable square footage of the Project. In the event Tenant’s Share is reformulated in accordance with this Section 1.32, Landlord shall promptly provide Tenant notice of such reformulation, together with a written statement showing in reasonable detail the manner in which Tenant’s Share was reformulated and a list of all items of Operating Expenses which will be accounted for using the reformulated percentage. Any items of Operating Expenses to which the reformulated share is not applied shall be accounted for using the original Tenant’s Share set forth in Section G of the Summary.

1.33 Trade Fixtures. The term “Trade Fixtures” shall mean (i) Tenant’s inventory, furniture, signs, business equipment and other personal property, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

ARTICLE 2

DEMISE, CONSTRUCTION, AND ACCEPTANCE

2.1 Demise of Premises/Temporary Space.

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with (i) the non-exclusive right to use the number of Tenant’s Allocated Parking Stalls within the Common Area (subject to the limitations set forth in Section 4.6), and (ii) the non-exclusive right to use the Common Area for ingress to and egress from the Premises. Landlord reserves the use of the exterior walls, the roof and the area beneath and above the Premises, together with the right to install, maintain, use and replace ducts, wires, conduits and pipes leading through the Premises in locations which will not materially interfere with Tenant’s use of the Premises. The Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether or not the Premises meets all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.51 et. seq. Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.

Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”. Landlord shall have the right (but not the obligation) to obtain a report from a CASp, and, in the event that Landlord does so, and such report provides that the Project is in compliance (or any issues of non-compliance are corrected), then, as between Landlord and Tenant, (regardless of whether the claim is brought by any third party, including a subtenant or invitee of Tenant) such report, upon delivery to Tenant shall be conclusive that Landlord has complied with any obligation relating specifically to matters covered by the CASp as of delivery (and exclusive of any improvements made by Tenant) pursuant to California Civil Code sections 55.52 and 55.53. Landlord and Tenant agree that if Tenant requests or performs a CASp inspection of the Premises, Building or Project, then (i) Tenant shall pay the fee for such inspection, (ii) Tenant shall reimburse Landlord upon demand for the cost of making any repairs necessary to correct violations of construction-related accessibility standards to the Premises, Building and/or Project; and (iii) if Tenant commissions an inspection by a CASp, Tenant (a) will not provide Landlord with a copy of such report unless specifically requested in writing by Landlord; (b) shall be responsible for any and all consequences resulting from the commissioning of such inspection, including, but not limited to, implementing, managing and performing any and all repairs, improvements and/or modifications to the Premises, Building, Project or Common Areas related to addressing and/or correcting any violations disclosed by such inspection; and (c) shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by any party claiming that Landlord had knowledge of a non-compliance of the Premises, Building, Project or Common Areas with applicable laws as a result of such inspection. Notwithstanding clause (ii) of the immediately preceding sentence, Landlord may elect to require Tenant to implement, manage and/or perform such repairs, improvements and/or modifications in lieu of Landlord performing such and requiring reimbursement from Tenant.

(b) In the event the Premises is not ready for occupancy on September 1, 2017 (the “Temporary Space Commencement Date”), Landlord agrees to provide to Tenant and Tenant shall have the right to use, subject to the terms and provisions of this Article 2.1(b), approximately 2,228 rentable square feet commonly known as Suites 105 and 106 and located on the first (1st) floor of Building (the “Temporary Space”), as such Temporary Space is shown on Exhibit B-1 attached hereto and incorporated herein, as temporary office space. If applicable, the Temporary Space shall be made available to Tenant commencing on the Temporary Space Commencement Date and shall expire at 11:59 p.m. Pacific Time on the day immediately preceding the Commencement Date (the “Temporary Space Termination Date”). Tenant accepts the Temporary Space in its “AS IS, WHERE IS” condition and shall not be entitled to make any alterations, improvements or modifications to the Temporary Space, provided that Tenant may install telephone and data cabling to the Temporary Space upon receipt of Landlord’s consent, which consent shall not be unreasonably withheld. Prior to the Commencement Date, Tenant shall remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling, wiring, control panels or sensors associated with any wi-fi network serving the Temporary Space, audio/visual system, electronic communication system or security system, if any) existing in, or serving, the Temporary Space installed by or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Temporary Space or below the floor of the Temporary Space) and all debris and rubbish related thereto, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Temporary Space and Building resulting from such removal. During Tenant’s occupancy of the Temporary Space, all terms and provisions of this Lease shall apply to Tenant’s use and occupancy of the Temporary Space (excluding, however, Tenant’s obligation to pay Base Monthly Rent and Additional Rent with respect to the Temporary Space) as if the Temporary Space was considered part of the Premises; provided, however, Landlord shall have no obligation to make any alterations, improvements or modifications to the Temporary Space, or provide any allowances or rent credits with respect thereto. Tenant agrees to remove all furniture and other personal property from the Temporary Space on or prior to the Temporary Space Termination Date and vacate and surrender same to Landlord in the same condition as received. Should Tenant continue to occupy the Temporary Space past the Temporary Space Termination Date, Tenant shall be in holdover of the Temporary Space, subjecting Tenant to the terms and provisions of Article 15.3 of this Lease with respect to the Temporary Space; provided, however, such tenancy shall be a tenancy at sufferance and rent payable for any such tenancy shall be (a) Six Thousand Six Hundred Eighty Four Dollars ($6,684.00) for the first thirty days; and (b) Ten Thousand Twenty Six Dollars ($10,026.00) per month for each month thereafter.

2.2 Commencement Date.

(a) The Scheduled Commencement Date shall be only an estimate of the actual Commencement Date, and the Lease Term shall begin on the first to occur of the following, which shall be the “Commencement Date”: (i) the date Landlord offers to deliver possession of the Premises to Tenant following substantial completion of all improvements to be constructed by Landlord pursuant to Section 2.3 except for punchlist items which do not prevent Tenant from using the Premises for the Permitted Use, or (ii) the date Tenant reenters into occupancy of all of the Premises after having vacated pursuant to Section 2.8. Notwithstanding the foregoing, the actual Commencement Date shall not be earlier than September 1, 2017. Promptly following the delivery of possession of the Premises by Landlord to Tenant, Landlord shall deliver Tenant written confirmation of the Commencement Date and such other terms as Landlord shall determine appropriate; provided, however, failure to deliver such written confirmation shall not affect the Commencement Date.

(b) Notwithstanding anything in this Lease to the contrary, Tenant (upon no less than five (5) business days’ notice to Landlord) shall have the unilateral right to occupy those certain portions of the Premises (as applicable, instead of the entire Premises) (1) in which Landlord has substantially completed the improvements required pursuant to Article 2.3 below and determined that such portion of the Premises is prepared for occupancy, both as Landlord reasonably determines; and (2) for which Tenant has received a temporary certificate of occupancy, in which event, (i) the Commencement Date shall not be deemed to have occurred until determined pursuant to Section 2.1(a) but such tenancy and occupancy by Tenant shall be subject to all terms and conditions of this Lease notwithstanding that the Commencement Date has not yet occurred, and (ii) Tenant’s Base Monthly Rent due and owing under this Lease shall be pro-rated on a per square footage basis until the Commencement Date occurs.

(c) Reference is herein made to those certain improvements, additions and/or alterations being constructed by Landlord to the Common Area (the “Common Area Improvements”). A list of all Common Area Improvements planned as of the Lease Reference Date is attached hereto as Exhibit E. Notwithstanding anything in this Lease to the contrary, in the event the Common Area Improvements are not substantially completed by September 1, 2017, and the remaining Common Area Improvements to be performed directly and materially adversely impact Tenant’s use and enjoyment of the Premises, the Base Monthly Rent otherwise due and owing under this Lease shall be $23,995.10 until the earlier of the date on which the Common Area Improvements are substantially completed or the remaining Common Area Improvements to be completed no longer directly and materially adversely impact Tenant’s use and enjoyment of the Premises.

2.3 Construction of Improvements. Landlord shall construct certain improvements that shall constitute or become part of the Premises if required by, and then in accordance with, the attached Exhibit C. Except as specifically provided in Exhibit C and this Section 2.3, Landlord shall have no obligation whatsoever to in any way alter or improve the Premises. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. In addition, Landlord shall deliver the Premises to Tenant with all building systems in good working order. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition “as-is”, including all patent and latent defects. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance by Tenant of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease, subject to Landlord’s obligations, if any, under Exhibit C.

2.4 Delay in Delivery of Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date, Landlord shall not be subject to any liability therefore, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, but, in such case, Tenant shall not be obligated to pay Base Monthly Rent or Tenant’s Share of Operating Expenses until the Commencement Date has occurred; provided, however, if Landlord cannot deliver possession of the Premises to Tenant on or before the date (“Outside Commencement Date”) that is ninety (90) days following the Scheduled Commencement Date, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by providing Landlord with written notice thereof within five (5) days following the Outside Commencement Date (provided, however, in the event that Landlord’s failure to deliver possession of the Premises to Tenant on or before the Outside Commencement Date is attributable, in whole or in part, to any action or inaction by Tenant or Tenant’s Agents or by reason of any causes beyond the reasonable control of Landlord (“Force Majeure Delay”), the Outside Commencement Date shall be extended for the period of delay attributable to the action or inaction by Tenant or Tenant’s Agents in question and/or the Force Majeure Delay in question, as applicable). In the event Tenant provides Landlord with written notice of termination within such five (5) day period, this Lease shall terminate upon such notice and Landlord shall promptly return to Tenant any deposits made by Tenant to Landlord under this Lease. In the event Tenant fails to provide Landlord with written notice of termination within such five (5) day period, this Lease shall continue in full force and effect.

2.5 Early Occupancy. If Tenant enters or permits its Agents to enter the Premises prior to the Commencement Date with the written permission of Landlord, it shall do so upon all of the terms of this Lease (including its obligations regarding indemnity and insurance), and, except as provided below, Tenant shall pay Base Monthly Rent and all other charges provided for in this Lease during the period of such occupancy. Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any tenant improvements, and provided that Landlord has possession of the Premises, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the anticipated Commencement Date for the sole purpose of installing furniture, trade fixtures, equipment, and similar items, and Tenant shall have no obligation to begin paying Base Monthly Rent or other charges based solely on its installation of these items. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises, and Section 10.3 shall apply to Tenant’s activities. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord’s building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations attached hereto.

2.6 No Roof Rights. In no event shall Tenant have any rights whatsoever to use all or any portion of the roof of the Building, it being understood and agreed that Landlord expressly reserves the right to use (and/or permit others to use) the roof of the Building in its sole and absolute discretion.

2.7 Delays Caused by Tenant. There shall be no abatement of rent, and the ninety (90) day period specified in Section 2.4 shall be deemed extended, to the extent of any delays caused by acts or omissions of Tenant, Tenant’s agents, employees and contractors, or for Tenant delays as defined in any work letter agreement attached to this Lease, if any (hereinafter “Tenant Delays”). Tenant shall pay to Landlord an amount equal to one thirtieth (1/30th) of the Base Monthly Rent due for the first full calendar month of the Lease term for each day of Tenant Delay. For purposes of the foregoing calculation, the Base Monthly Rent payable for the first full calendar month of the term of this Lease shall not be reduced by any abated rent, conditionally waived rent, free rent or similar rental concessions, if any. Landlord and Tenant agree that the foregoing payment constitutes a fair and reasonable estimate of the damages Landlord will incur as the result of a Tenant Delay. Within thirty (30) days after Landlord tenders possession of the Premises to Tenant, Landlord shall notify Tenant of Landlord’s reasonable estimate of the date Landlord could have delivered possession of the Premises to Tenant but for the Tenant Delays. After delivery of said notice, Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

2.8 Termination of Existing Lease. Landlord and Tenant are party to that certain Standard Office Lease dated November 23, 2015 (“Suite 206 Lease”), for certain premises located in the Building commonly known as Suite 206 (“Suite 206”). Tenant shall vacate and surrender possession of Suite 206 in the condition required by the Suite 206 Lease no later than 11:59 pm, Pacific Time, three (3) days following receipt of written notice from Landlord to do so (the “Surrender Date”), provided that Tenant shall not be required to vacate and surrender Suite 206 prior to 11:59 p.m. Pacific Standard Time on July 7, 2017. The Suite 206 Lease shall terminate as of the earlier of (a) Tenant’s vacation and surrender of possession of Suite 206; and (b) the Surrender Date. Tenant’s failure to timely surrender possession and vacate Suite 206 pursuant to this Section shall be (i) deemed a holdover in possession of Suite 206 pursuant to Section 25 of the Suite 206 Lease; provided, however, such shall be a tenancy at sufferance and not a month-to- month tenancy; and (ii) a Tenant Delay.

2.9 Option to Expand.

(a) During the initial sixty nine (69) month term of this Lease (but not during any extension of the term), Tenant shall have the one time right of offer (“Right of Offer”) to lease any space which becomes vacant on the first floor of the Building or which Landlord determines will become vacant on the first floor of the Building, after Tenant occupies the Premises (the “Additional Premises”). Tenant’s rights with respect to any portion of the Additional Premises that is vacant as of the date of this Lease shall not apply until after Landlord has entered into a final and binding lease agreement for such portion of the Additional Premises. Prior to leasing any portion of the Additional Premises, Landlord shall give Tenant written notice of its intent to lease such portion the Additional Premises (a “Landlord Notice”). Tenant shall have thirty (30) days after Landlord has given a Landlord Notice in which to provide Landlord with written notice (an “Election Notice”) of its election to exercise its right to lease all of the offered portion of the Additional Premises (Tenant shall not have the right to elect to lease part of the offered portion of the Additional Premises). Tenant shall pay Base Rent for the Additional Premises at the “Market Rate” (as defined below). If Tenant timely and properly delivers and Election Notice (a) the commencement date of Tenant’s lease of such portion of the Additional Premises shall be the date on which Landlord offers to tender possession to Tenant; (b) possession shall be delivered in “as is” condition, without representation or warranty, and Landlord shall not be required to make any modifications or alterations to the Additional Premises or provide Tenant with a tenant improvement allowance; (c) such portion of the Additional Premises shall be automatically added to the “Premises” and be a part thereof for all purposes under this Lease other than Landlord’s obligation to make improvements pursuant to Exhibit C; (d) the term of the Lease (i) for the Additional Premises shall be coterminous with the Term for the Premises if no tenant improvement allowance for the Additional Premises is provided by Landlord and if Landlord is not required to perform any tenant improvements to the Additional Premises; or (ii) shall be extended such that the expiration date of the Lease is the last day of the sixtieth (60th) full calendar month after the Additional Premises commencement date if Landlord provides a tenant improvement allowance for the Additional Premises or is required to perform any tenant improvements to the Additional Premises; (e) as of the Additional Premises commencement date, Tenant’s Share and Tenant’s Allocated Parking Stalls shall be appropriately adjusted to reflect the addition of the Additional Premises; and (f) concurrently with Tenant’s delivery of the Election Notice Tenant shall pay Landlord (i) prepaid rent for the first month of its lease of the Additional Premises; plus (ii) an additional security deposit, which shall be added to the Security Deposit (as defined below), such that the total Security Deposit held by Landlord is an amount equal to one hundred percent (100%) of the last calendar month of the Lease term (as extended pursuant to this Section). All of the other terms and conditions pertaining to the lease of the Additional Premises shall be agreed to by Landlord and Tenant within ten (10) business days after Landlord receives Tenant’s written notice. If Landlord and Tenant are unable to agree on such terms and conditions within the ten (10) business day period, Tenant’s right to lease the Additional Premises shall automatically expire and Tenant shall have no further right to lease the Additional Premises. All of the terms and conditions for the lease of the Additional Premises shall be satisfactory to Landlord, in Landlord’s sole discretion. If Tenant does not give Landlord written notice of its election to lease such portion of the Additional Premises within thirty (30) days after delivery of a Landlord Notice, Landlord shall thereafter be free to lease such portion of the Additional Premises to a third party on any terms and conditions that Landlord shall select, with no further obligation (except for notice as provided below) to Tenant related to such portion of the Additional Premises. In the event that Landlord offers any space to Tenant pursuant to this right of offer and Tenant does not lease the space, the space so offered shall no longer be subject to this right of offer and thereafter Landlord shall not be obligated to offer said space to Tenant. Landlord shall attempt to provide Tenant with courtesy notice upon obtaining a third party offer for such Additional Premises that is acceptable to Landlord. Notwithstanding the foregoing, Landlord’s failure to provide such notice shall not provide Tenant with any rights or recourse and Tenant shall not have any right to the Additional Premises resulting from such courtesy notice. Tenant shall not have the right to exercise the right of offer granted in this section, at any time that Tenant has subleased all or any portion of the Premises or at any time Tenant is in default (beyond any applicable notice and cure period) as defined in the Lease. This right of offer shall be subject to the prior and existing rights of the other tenants in the Project to lease any portion of the Additional Premises, including, but not limited to, any tenant who has the legal right or option to renew or extend its lease.

(b) The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable tenant would pay and a willing, comparable landlord of a similar office building would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e.. whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term (to be determined by Landlord in accordance with (a) above, in Landlord’s sole discretion); (v) size and location of premises being leased; (vi) the amount of any tenant improvement allowance; and (vii) other generally applicable terms and conditions of tenancy for similar space.

(c) If Tenant exercises the Right of Offer, Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within ten (10) business days after Tenant delivers its Election Notice to Landlord. Tenant shall have five (5) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the rental rate within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within five (5) business days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i) Landlord and Tenant shall meet with each other within three (3) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within three (3) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial buildings similar to the Premises in the geographical area of the Premises. Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Additional Premises is the closest to the actual Market Rate for the Additional Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within three (3) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate (“RR Data”), and the other party may submit a reply in writing within two (2) business days after receipt of such RR Data.

(ii) The arbitrator shall, within three (3) business days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the County in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of the arbitration shall be paid by Landlord and Tenant equally.

(d) Such portion of the Additional Premises shall be leased to Tenant pursuant to an amendment to this Lease, which Landlord and Tenant shall execute promptly once all business terms for the Additional Premises have been agreed to. The consequence of Landlord and Tenant not being able to agree on the terms and conditions of the lease amendment shall be that Landlord shall have no further obligation to lease such portion of the Additional Premises to Tenant and Tenant shall have no further obligation or right to lease such portion of the Additional Premises from Landlord pursuant to this section.

ARTICLE 3

RENT

3.1 Base Monthly Rent. Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section K of the Summary.

3.2 Additional Rent. Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) any late charges or interest due Landlord pursuant to Section 3.4; (ii) Tenant’s Share of Operating Expenses as provided in Section 8.1; (iii) Landlord’s share of any Transfer Consideration received by Tenant upon certain assignments and sublettings as required by Section 14.1; (iv) any legal fees and costs due Landlord pursuant to Section 15.9; and (v) any other sums or charges payable by Tenant pursuant to this Lease.

3.3 Payment of Rent. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the amount set forth in Section L of the Summary as prepayment of rent for credit against the first installment(s) of Base Monthly Rent. All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. If Section K of the Summary provides that the Base Monthly Rent is to be increased during the Lease Term and if the date of such increase does not fall on the first day of a calendar month, such increase shall become effective on the first day of the next calendar month. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in Sections 11.4 and 12.3), and without any prior demand therefore. Rent shall be paid to Landlord at its address set forth in Section R of the Summary, or at such other place as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Tenant’s Share of Operating Expenses shall be prorated at the commencement and expiration of the Lease Term.

3.4 Late Charge and Interest. Tenant acknowledges that late payment by Tenant to Landlord of Rent under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult or impracticable to determine. Such costs include, but are not limited to, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any Security Instrument, and late charges and penalties that may be imposed due to late payment of Real Property Taxes. Therefore, if any installment of Base Monthly Rent or any payment of Additional Rent or other rent due from Tenant is not received by Landlord in good funds by the date that is three (3) business days after its due date, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge; provided, however, such late charge shall be waived for the first late payment of Rent in any calendar year provided Tenant makes such payment within three (3) business days after receipt of written notice. The parties acknowledge that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to Section 13.2C. If any rent remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid.

3.5 Security Deposit. Concurrently with its execution of this Lease, Tenant shall deposit with Landlord the amount set forth in Section M of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”). Landlord may from time to time apply such portion of the Security Deposit as is necessary for the following purposes: (i) to remedy any default by Tenant in the payment of rent; (ii) to repair damage to the Premises caused by Tenant; (iii) to clean the Premises upon the expiration or sooner termination of the Lease; and/or (iv) to remedy any other default of Tenant to the extent permitted by Law, including, without limitation, on account of damages owing to Landlord under Section 13.2, and, in this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7. In the event the Security Deposit or any portion thereof is so used, Tenant agrees to pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original amount. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Premises during the Lease Term, Landlord may pay the Security Deposit to any transferee of Landlord’s interest in conformity with the provisions of California Civil Code Section 1950.7 and/or any successor statute, in which event the transferring Landlord will be released from all liability for the return of the Security Deposit. If Tenant performs every provision of this Lease to be performed by Tenant, the unused portion of the Security Deposit shall be returned to Tenant (or the last assignee of Tenant’s interest under this Lease) within fifteen (15) days following the expiration or sooner termination of this Lease and the surrender of the Premises by Tenant to Landlord in accordance with the terms of this Lease. If this Lease is terminated following an Event of Tenant’s Default, the unpaid portion of the Security Deposit, if any, shall be returned to Tenant two (2) weeks after final determination of all damages due Landlord, and, in this respect, the provisions of California Civil Code Section 1950.7 are hereby waived by Tenant.

ARTICLE 4

USE OF PREMISES

4.1 Limitation on Use. Tenant shall use the Premises solely for the Permitted Use specified in Section N of the Summary and for no other purpose whatsoever without the prior written consent of Landlord, which consent may be withheld and/or conditioned by Landlord in its sole and absolute discretion. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building, or (ii) cause damage to any part of the Building except to the extent reasonably necessary for the installation of Tenant’s Trade Fixtures and Tenant’s Alterations, and then only in a manner which has been first approved by Landlord in writing. Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building other than photographs, projectors, whiteboards, and the like typically hung in similar office environments or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) damage the Premises, or (iii) result in the violation of any Laws. Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including, without limitation, any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

4.2 Compliance with Regulations. Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering the Premises, the Building, Tenant’s Alterations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter or Board of Fire Underwriters which are necessary to maintain the insurance coverage earned by either Landlord or Tenant pursuant to this Lease.

4.3 Outside Areas. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises.

4.4 Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. All such approved signs shall strictly conform to all Laws, Private Restrictions, and any sign criteria established by Landlord for the Building from time to time, and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair, and, upon the expiration or sooner termination of this Lease, remove the same and repair any damage caused thereby, all at its sole cost and expense and to the reasonable satisfaction of Landlord. Landlord shall place Tenant’s name adjacent to the door to the Premises using Building standard suite signage at Landlord’s sole cost and expense. Landlord shall also place Tenant’s name in the Building’s lobby directory and suite signage, at Landlord’s sole cost and expense. Any changes to Tenant’s name shall be paid for by Tenant, at Tenant’s sole cost and expense. Subject to Tenant obtaining any required governmental permits, Tenant shall be entitled to place its name on the exterior of the Building (“Exterior Signage”), at Tenant’s sole cost and expense. Landlord shall have the right to approve the size, design, location and color of Tenant’s name on the Exterior Signage, in Landlord’s reasonable discretion. Tenant shall maintain its name in good condition, at Tenant’s sole cost and expense. Prior to the termination of the Lease, Tenant shall remove its name from the Exterior Signage and repair any damages caused by such removal. Except with respect to a Permitted Transfer, if at any time Tenant has assigned this Lease or has subleased fifty percent (50%) or more of the usable square feet in the Premises, Landlord shall have the right, at Landlord’s option, at any time, upon not less than ninety (90) days advance written notice to Tenant, to require Tenant to permanently remove its name from the Exterior Signage and to repair any damage to the Exterior Signage caused by such removal, at Tenant’s sole cost and expense. From and after the date of such removal, Tenant shall no longer have the right to the Exterior Signage. Tenant shall reimburse Landlord for all costs and expenses associated with modification of any signage within ten (10) days after demand from Landlord.

4.5 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on the Project or any lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

4.6 Parking. Tenant is allocated and shall have the non-exclusive right to use the non-exclusive parking spaces located within the Project from time to time, for its use and the use of Tenant’s Agents, in common with other tenants of the Project, the number of allocated parking spaces set forth in Section H of the Summary, the location of which parking spaces may be designated from time to time by Landlord. Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project not designated by Landlord as a non-exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space. If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces, provided that Tenant’s parking allocation under this Lease is not reduced. Tenant shall not park or store vehicles at the Project for more that (24) hours without the Landlord’s written consent in Landlord’s sole and absolute discretion. Such unauthorized vehicles may be towed at Tenant’s expense. Landlord reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s Agents utilizing parking spaces in excess of the parking spaces allowed for Tenant’s use to be towed away at Tenant’s cost. All trucks and delivery vehicles shall be (i) parked in such areas as Landlord may designate from time to time, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such rules and regulations as are from time to time established by Landlord.

4.7 Rules and Regulations. Landlord may from time to time promulgate such Rules and Regulations applicable to the Project and/or the Building as Landlord may, in its sole discretion, deem necessary or appropriate for the care and orderly management of the Project and the safety of its tenants and invitees. Such Rules and Regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such Rules and Regulations. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules and Regulations in a non- discriminatory manner, provided that such modification and revisions are uniformly applied to all tenants within the Building. Landlord shall not be responsible for the violation by any other tenant of the Project of any such Rules and Regulations.

4.8 Telecommunications. The use of the Premises by Tenant for the Permitted Use specified in Section N of the Summary shall not include using the Premises to provide telecommunications services (including, without limitation, Internet connections) to third parties, it being intended that Tenant’s telecommunications activities within the Premises be strictly limited to such activities as are incidental to general office use.

4.9 Occupant Density. Tenant shall maintain a ratio of not more than one Occupant (as defined below) for each one hundred ninety (190) square feet of rentable area in the Premises (hereinafter, the “Occupant Density”). If Landlord has a reasonable basis to believe that Tenant is exceeding the Occupant Density, upon request by Landlord, Tenant shall maintain on a daily basis an accurate record of the number of employees and contractors that are present in the Premises (collectively “Occupants”). Landlord shall have the right to audit Tenant’s Occupant record and, at Landlord’s option, Landlord shall have the right to periodically visit the Premises without advance notice to Tenant in order to track the number of Occupants working at the Premises. For purposes of this section, “Occupants” shall not include people not employed by Tenant that deliver or pick up mail or other packages at the Premises, employees of Landlord or employees of Landlord’s agents or contractors. Tenant acknowledges that increased numbers of Occupants causes additional wear and tear on the Premises and the Common Areas, additional use of HVAC, electricity, water and other utilities, and additional demand for other Building services. Tenant’s failure to comply with the requirements of this section shall constitute an Event of Tenant’s Default and Landlord shall have the right, in addition to any other remedies it may have at law or equity, to specifically enforce Tenant’s obligations under this section. Nothing contained in this section shall be interpreted to entitle Tenant to use more parking spaces than the number permitted by this Lease.

4.10 Landlord Charging Stations. Landlord may have previously installed or may elect to install in the future electric vehicle charging stations at the Project for the use of persons working at the Project who drive electric vehicles (“Landlord Charging Stations”). Landlord may elect in its sole discretion to permit only certain persons working at the Project to use the Landlord Charging Stations, and Landlord reserves the right, in its sole discretion, to determine, who will have the right to use the Landlord Charging Stations. If Landlord permits Tenant to use the Landlord Charging Stations, neither Tenant nor any employee, agent, contractor or invitee shall have the right to use the Landlord Charging Stations prior to the execution by such party of a written agreement prepared by Landlord governing such person’s right to use the Landlord Charging Stations (the “Electric Vehicle Charging Agreement”). The terms and conditions of the Electric Vehicle Charging Agreement shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord and Tenant acknowledge that for purposes of Tenant’s indemnity of Landlord set forth in this Lease, the use of the Landlord Charging Stations by Tenant Parties shall constitute a use of the Project by Tenant. The cost of installing, operating, maintaining and repairing the Landlord Charging Stations may be included in Operating Expenses. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord will install or continuously maintain during the term of this Lease Landlord Charging Stations, and Landlord shall have the right without liability to Tenant, in Landlord’s sole discretion, not to install Landlord Charging Stations (if none now exist), to increase or decrease the number, type or location of Landlord Charging Stations from time to time or, at any time, to eliminate all of the Landlord Charging Stations. Tenant’s obligations under this Lease are not contingent or conditioned upon the ability of Tenant Parties to use the Landlord Charging Stations or upon the existence of Landlord Charging Stations.

4.11 Storage. Tenant may use, in common with other tenants of the Project, a reasonable amount of the storage space located in the basement of the Building. There shall be no charge for such storage space during the initial sixty nine (69) month Lease term. Tenant acknowledges that the storage space is not secure, is used in common with other tenants of the Project and such other tenants shall have access to Tenant’s property when accessing the storage space. Landlord shall have no liability for loss or damage to Tenant’s personal property located or stored in the storage space.

ARTICLE 5

TRADE FIXTURES AND ALTERATIONS

5.1 Trade Fixtures. Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises; provided, however, if the installation of any Trade Fixtures will necessitate the making of any Tenant’s Alterations, then Tenant shall not be permitted to make such installation unless and until the applicable Tenant’s Alterations have been approved by Landlord pursuant to Section 5.2. All Trade Fixtures shall remain Tenant’s property.

5.2 Tenant’s Alterations. Construction by Tenant of Tenant’s Alterations shall be governed by the following:

A. Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which approval may be withheld and/or conditioned by Landlord in its sole and absolute discretion. Notwithstanding the foregoing, Tenant may make non structural alterations to the inside of the Premises (e.g., paint and carpet, communication systems, telephone and computer system wiring) without Landlord’s consent, but upon at least ten (10) days prior written notice to Landlord, that do not (i) involve the expenditure of more than $10,000 in the aggregate in any calendar year or more than $40,000 over the Lease Term, (ii) affect the exterior appearance of the Building, (iii) affect the Building’s electrical, plumbing, HVAC, life, fire, safety or security systems, (iv) affect the structural elements of the Building or (v) adversely affect any other tenant of the Project. In the event Landlord’s approval for any Tenant’s Alterations is required, Tenant shall not construct the Tenant’s Alterations until Landlord has approved in writing the plans and specifications therefore, and such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord. All Tenant’s Alterations constructed by Tenant shall be constructed by a reputable licensed contractor (approved in writing by Landlord) in accordance with all Laws using new materials of good quality.

B. Tenant shall not commence construction of any Tenant’s Alterations until, as applicable, (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least five (5) days’ prior written notice of its intention to commence such construction, and (iv) if requested by Landlord, Tenant has obtained contingent liability and broad form builders* risk insurance in an amount reasonably satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance earned pursuant to Article 9.

C. All Tenant’s Alterations shall remain the property of Tenant during the Lease Term but shall not be altered or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, Landlord expressly reserves the right to require Tenant to remove any Tenant’s Alterations requiring Landlord’s consent hereunder, prior to the expiration or sooner termination of the Lease Term by providing Tenant with written notice thereof prior to or upon such expiration or sooner termination. Notwithstanding the foregoing, if Tenant requests in writing a determination from Landlord at the time it requests Landlord’s consent to a Tenant Alteration whether or not Landlord will require removal of such Tenant Alteration, Landlord shall so notify Tenant in writing concurrently with its granting of consent to such Tenant Alteration (if Landlord so consents thereto). Landlord’s failure to so notify Tenant shall be deemed Landlord’s election to require removal of such Tenant Alteration and restoration of the Premises to its prior condition.

5.3 Alterations Required by Law. Tenant shall, at its sole cost and expense, make any alteration, addition or change of any sort to the Premises, the Building and the Project, that is required by any Law because of (i) Tenant’s particular use or change of use of the Premises; (ii) Tenant’s application for any permit or governmental approval; (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures; or (iv) an Event of Tenant’s Default Any such alterations, additions or changes shall be made by Tenant in accordance with and subject to the provisions of Section 5.2. Any other alteration, addition, or change required by Law which is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord (subject to Landlord’s right to reimbursement from Tenant specified in Section 5.4).

5.4 Amortization of Certain Capital Improvements. Tenant shall pay as part of Operating Expenses in the event Landlord reasonably elects or is required to make any of the following kinds of capital improvements to the Project and the cost thereof is not the responsibility of Tenant pursuant to Section 5.3: (i) capital improvements required to be constructed in order to comply with any Laws (including compliance with any Hazardous Materials Laws, other than where such compliance is necessitated by reason of the particular use of Hazardous Materials by any tenant or related party or in connection with the remediation of any contamination caused by any tenant or related party, which matters are governed by Section 7.2 below) not in effect or applicable to the Project as of the Effective Date; (ii) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Operating Expenses; (iii) replacement of capital improvements or building service equipment existing as of the Effective Date when required because of normal wear and tear; and (iv) restoration of any part of the Project that has been damaged by any peril to the extent the cost thereof is not covered by insurance proceeds actually recovered by Landlord up to a maximum amount per occurrence of ten percent (10%) of the then replacement cost of the Project. The amount included in Operating Expenses with respect to each such capital improvement shall be determined as follows:

A. All costs paid by Landlord to construct such improvements (including financing costs) shall be amortized over the useful life of such improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender; and

B. The annual amount included in Operating Expenses shall be amortized once such improvements are completed until the first to occur of (i) the expiration of the Lease Term (as it may be extended), or (ii) the end of the term over which such costs were amortized.

5.5 Mechanic’s Liens. Tenant shall keep the Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by or at the direction of Tenant or Tenant’s Agents relating to the Project. If Tenant fails to cause the release of record of any lien(s) filed against the Project (or any portion thereof) or its leasehold interest therein by payment or posting of a proper bond within ten (10) days from the date of the lien filing(s), then Landlord may, at Tenant’s expense, cause such lien(s) to be released by any means Landlord deems proper, including, but not limited to, payment of or defense against the claim giving rise to the lien(s). All sums disbursed, deposited or incurred by Landlord in connection with the release of the lien(s) shall be due and payable by Tenant to Landlord on demand by Landlord, together with interest at the Agreed Interest Rate from the date of demand until paid by Tenant.

5.6 Taxes on Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term, including, without limitation, Tenant’s Alterations and Trade Fixtures. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

5.7 Wi-Fi Network. In the event Tenant desires to install wireless intranet, Internet and communications network (“Wi Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section (in addition to the other provisions of this Article 5). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Section 5.8 below, remove the Wi Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi Fi Network so as not to cause any interference to other tenants in the Project or with any other tenant’s communication equipment, and not to damage the Project or interfere with the normal operation of the Project and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section, except to the extent same is caused by the negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi Fi Network. Landlord makes no representation that the Wi Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Wi Fi Network.

5.8 Removal of Cabling, Wiring and Wi-Fi Network. Upon expiration or termination of this Lease, Tenant shall, if requested by Landlord and without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling, wiring, control panels or sensors associated with the Wi Fi Network, audio/visual system, electronic communication system or security system, if any) existing in or serving the Premises installed for, by or caused to be installed by or for Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises) and all debris and rubbish related thereto, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

5.9 Electrical Vehicle Charging Stations Installed by Tenant. Under certain circumstances Section 1952.7 of the California Civil Code (“Section 1952.7”) may permit Tenant to install electric vehicle charging stations (“Tenant Charging Stations”) in the Project’s parking area. In the event Section 1952.7 does permit Tenant to install Tenant Charging Stations and Tenant elects to install Tenant Charging Stations, the Section of the Rules and Regulations attached hereto that is entitled “Electric Vehicle Charging Stations” shall apply to the Tenant Charging Stations.

ARTICLE 6

REPAIR AND MAINTENANCE

6.1 Tenant’s Obligation to Maintain. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition and repair, damage thereto from causes beyond the control of Tenant and ordinary wear and tear excepted. Tenant shall upon the expiration or sooner termination of this Lease hereof surrender the Premises in the condition described in Section 15.2. Except as specifically provided in an addendum, if any, to this Lease, Landlord shall have no obligation whatsoever to alter, remodel, improve, decorate or paint the Premises or any part thereof and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building except as expressly herein set forth.

6.2 Landlord’s Obligation to Maintain. Landlord shall repair and maintain, in reasonably good condition, except as provided in Sections 11.2 and 12.3, the following: (i) the structural components of the Building, (ii) the Common Area of the Building, and (iii) the electrical, life safety, plumbing, sewage and HVAC systems serving the Building, installed or furnished by Landlord. It is an express condition precedent to all Landlord’s obligations to repair and maintain that Tenant shall have first notified Landlord in writing of the need for such repairs and maintenance. The cost of such maintenance, repair and services shall be included as part of Operating Expenses unless such maintenance, repairs or services are necessitated, in whole or in part, by the act, neglect, fault or omission of Tenant or Tenant’s Agents, in which case Tenant shall pay to Landlord the cost of such maintenance, repairs and services within ten (10) days following Landlord’s written demand therefore. Tenant hereby waives all rights provided for by the provisions of Sections 1941 and 1942 of the California Civil Code and any present or future Laws regarding Tenant’s right to make repairs at the expense of Landlord and/or to terminate this Lease because of the condition of the Premises.

6.3 Control of Common Area. Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, exercisable in its sole and absolute discretion and without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close any part of the Common Area to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Area, including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area; (vi) remove unauthorized persons from the Project; and/or (vii) change the name or address of the Building or Project. Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 7

WASTE DISPOSAL AND UTILITIES

7.1 Waste Disposal. Tenant shall store its waste either inside the Premises or within outside trash enclosures provided by Landlord

7.2 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials in, on or about the Project:

A. Except as otherwise permitted pursuant to Section 7.2C below, any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant and Tenant’s Agents after the Effective Date in or about the Project is strictly prohibited. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Materials on or about the Project caused or permitted by Tenant or Tenant’s Agents.

B. If the presence of Hazardous Materials in, on or about the Project caused or permitted by Tenant or Tenant’s Agents results in contamination or deterioration of water or soil resulting in a level of contamination greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination, then Tenant shall promptly take any and all action necessary to investigate and remediate such contamination if required by Law or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Project or any part thereof. Tenant shall further be solely responsible for, and shall defend indemnify and hold Landlord and its Agents harmless from and against, all claims, costs and liabilities, including, without limitation, attorneys’ fees and costs, arising out of or in connection with any investigation and remediation required hereunder to return the Project to its condition existing prior to the appearance of such Hazardous Materials.

C. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Project, and (ii) any contamination of the Project by Hazardous Materials which constitutes a violation of any Hazardous Materials Laws. Tenant may use small quantities of household chemicals such as adhesives, lubricants and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials as are reasonably necessary for the operation of Tenant’s business of which Landlord receives notice prior to such Hazardous Materials being brought onto the Premises and which Landlord consents in writing may be brought onto the Premises. Any such permitted use of Hazardous Materials shall be undertaken by Tenant, at its sole cost and expense, in strict compliance with all Laws (including, without limitation, Hazardous Materials Laws), including, without limitation, the construction of any capital improvements that may be required by reason of such use of Hazardous Materials. At any time during the Lease Term, Tenant shall within five (5) days after written request therefore received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant in, on or about the Project, the nature of such use, and the manner of storage and disposal.

D. Landlord may cause testing wells to be installed on the Project, and may cause the ground water to be tested to detect the presence of Hazardous Materials by the use of such tests as are then customarily used for such purposes. If Tenant so requests, Landlord shall supply Tenant with copies of such test results. The cost of such tests and of the installation, maintenance, repair and replacement of such wells shall be paid by Tenant if such tests disclose the existence of facts which give rise to liability of Tenant pursuant to its indemnity given in Section 7.2A and/or Section 7.2B.

E. As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States government. The term “Hazardous Materials” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) deemed as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law(s)” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Materials.

F. Tenant shall have no liability or responsibility with respect to the Hazardous Materials existing at the Premises as of the Commencement Date, nor with respect to any Hazardous Materials which Tenant proves were neither released, caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees. Landlord shall take responsibility, at its sole cost and expense, for any governmentally-ordered clean-up, remediation, removal, disposal, neutralization or other treatment of Hazardous Materials conditions described in this Section 7.2(f). The foregoing obligation on the part of Landlord shall include the reasonable costs (including, without limitation, reasonable attorney’s fees) of defending Tenant from and against any legal action or proceeding instituted by any governmental agency in connection with such clean-up, remediation, removal, disposal, neutralization or other treatment of such conditions, provided that Tenant promptly tenders such defense to Landlord. Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant’s attention.

G. The obligations of Landlord and Tenant under this Section 7.2 shall survive the expiration or earlier termination of the Lease Term. Except as otherwise provided in Section 5.4(i) above, the rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Section 7.2. In the event of any inconsistency between any other part of this Lease and this Section 7.2, the terms of this Section 7.2 shall control.

7.3 Utilities. Except as otherwise provided in this Section 7.3, all charges for water, gas, electricity, sewer service, waste pick-up and other utilities shall be included as part of Operating Expenses. Notwithstanding the foregoing, (i) Tenant shall be responsible for the payment of all telecommunications services provided to the Premises, and (ii) if Landlord determines that Tenant is using a disproportionate amount of any utility service, then Landlord at its election may (a) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, or (b) install a separate meter (at Tenant’s expense) to measure the utility service supplied to the Premises and periodically charge Tenant, as Additional Rent, a sum equal to the cost of Tenant’s excess use of such utility service as measured by such separate meter.

7.4 Utilities and Services.

(a) Provided that there are no uncured Events of Tenant’s Default, Landlord agrees to furnish or cause to be furnished to the Premises (i) the utilities and services described in Section 7.3 above; and (ii) janitorial services five days per week as reasonably determined by Landlord, subject to the conditions and in accordance with the standards set forth therein. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall rent be abated by reason of failure to furnish any of the foregoing items as a result of (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbance or labor dispute of any character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain any of the foregoing utilities or services; (e) interruption necessary to install or repair facilities in the Building, or (f) any other causes beyond Landlord’s reasonable control. In the event of any failure, stoppage or interruption of such utilities or services, Landlord shall diligently attempt to promptly resume the utilities or service in question. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, Monday through Friday from 7:00 a.m. to 7:00 p.m., and Saturdays from 10:00 a.m. to 2:00 p.m., excepting legal holidays. After hours heating, venting and air conditioning will be billed Tenant at market rates as reasonably determined by Landlord. Cold water at temperatures supplied by the local utility water mains for drinking, lavatory, and toilet purposes and water for lavatory purposes only from regular building supply at prevailing temperatures; provided however, that Landlord may at Tenant’s expense, install a meter or meters to measure the water supply to any kitchen (including dishwashing) and restaurant areas in Premises, in which case Tenant shall upon Landlord’s request reimburse Landlord for the cost of the water consumed in such areas and the sewer use charge results therefrom. Landlord, at its option, may require separate meter and bill to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) that require either 3-phase electric power or any voltage other than 120. Landlord will furnish and install as an Operating Expense all replacement lighting tubes, lamps, and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis as an Operating Expense.

(b) Notwithstanding anything to the contrary contained in this Lease, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of any repair, maintenance or alteration performed by Landlord to the Premises or failure to repair or maintain the Premises after the Commencement Date and caused by the Landlord’s negligence or willful misconduct, which substantially interferes with Tenant’s use of the Premises, or any failure to provide services or access to the Premises due to Landlord’s default, then Tenant’s rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.

7.5 Compliance with Regulations. Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including, without limitation, any rationing, limitation or other control, together with all rules, regulations and requirements promulgated by Landlord from time to time to conserve utilities and/or reduce utilities costs. Except as set forth in Article 7.4(b) above, Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

7.6 Window Treatments: Landlord reserves the right, exercisable in its sole and absolute discretion, to install and/or apply any treatments to the interior and/or exterior surfaces of any windows of the Premises as Landlord may from time to time desire.

7.7 Supplemental HVAC. If the Premises contains a computer room, telecommunications room or other area that is solely serviced by a separate HVAC unit on a continuous basis (a “Separate HVAC Unit”), Tenant shall pay at Tenant’s sole expense the entire cost of all electricity used by the Separate HVAC Unit (the “Separate HVAC Unit Electrical Cost”). No portion of the Separate HVAC Unit Electrical Cost shall be paid by Landlord, and Tenant shall not be entitled to receive any credit towards Separate HVAC Unit Electrical Costs for electricity used by the Separate HVAC Unit during Business Hours. Landlord may determine the Separate HVAC Unit Electrical Cost by installing, at Landlord’s expense, a separate metering device or by estimating the cost of such usage. The Separate HVAC Unit Electrical Cost shall be paid by Tenant within ten (10) days after Landlord provides to Tenant a bill for such usage. In addition, if there is an existing Separate HVAC Unit in the Premises when Tenant leases the Premises, Tenant accepts such existing Separate HVAC Unit in its “as is” condition. Tenant shall pay, at Tenant’s sole cost and expense, the entire cost of maintaining, repairing and, when necessary, replacing any Separate HVAC Unit. Tenant shall continuously maintain, at Tenant’s sole cost and expense, maintenance contracts for all Separate HVAC Units, using maintenance contract forms and with companies approved by Landlord, in Landlord’s sole discretion (the “Maintenance Contracts”). Tenant shall provide copies of the Maintenance Contracts to Landlord within ten (10) days after the Commencement Date, and within ten (10) days after such contracts are modified or renewed, and at other times upon Landlord’s request.

ARTICLE 8

OPERATING EXPENSES

8.1 Tenant’s Obligation to Reimburse. As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section G of the Summary) of the amount (if any) by which Operating Expenses paid or incurred in any calendar year during the Lease Term exceeds the Operating Expense Base Amount identified in Section P of the Summary (which excess is referred to herein as the “Excess Expenses”) for any annual period or portion hereof. The following provision shall apply to the foregoing obligation of Tenant:

A. Payment shall be made by whichever of the following methods is from time to time designated by Landlord, and Landlord reserves the right to change the method of payment at any time in its sole and absolute discretion. After each calendar year during the Lease Term, Landlord may invoice Tenant for Tenant’s Share of the Excess Expenses for such calendar year, and Tenant shall pay such amounts so invoiced within thirty (30) days after receipt of such notice. Alternatively, (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Excess Expenses it anticipates will be paid or incurred for the calendar year in question; (ii) during such calendar year, Tenant shall pay such Tenant’s Share of the estimated Excess Expenses in advance in equal monthly installments due with each installment of Base Monthly Rent; and (iii) within one hundred twenty (120) days after the end of such calendar year (or as soon thereafter as is reasonably practical), Landlord shall furnish to Tenant a statement in reasonable detail of the actual Excess Expenses paid or incurred by Landlord in accordance with this paragraph during the just ending calendar year. If Tenant’s estimated payments are less than Tenant’s Share of actual Excess Expenses as shown by the applicable statement, Tenant shall pay the difference to Landlord within fifteen (15) days after delivery of such statement. If Tenant shall have overpaid Tenant’s Share of actual Excess Expenses, then Landlord shall credit such overpayment toward Tenant’s next installment payment of Tenant’s Share of estimated Excess Expenses. When the final determination is made of Tenant’s Share of actual Excess Expenses for the calendar year in which this Lease expires or sooner terminates, Tenant shall, even though this Lease has terminated, pay the difference to Landlord within fifteen (15) days after delivery of the final statement. Conversely, any overpayment by Tenant shall be rebated by Landlord to Tenant concurrently with the delivery of such final statement.

B. Within sixty (60) days after the date of Tenant’s receipt of Landlord’s statement of actual Excess Expenses for any calendar year, Tenant may give Landlord written notice of its intent to review records, invoices and receipts relating to the actual Excess Expenses for such calendar year. Tenant shall provide Landlord with at least ten (10) days prior written notice of the date upon which it intends to review such records, invoices and receipts. The review shall be performed during normal business hours at Landlord’s principal place of business or such other location as may be designated by Landlord, and shall be performed at Tenant’s sole cost and expense. Promptly following Tenant’s review of such records, invoices and receipts, Tenant shall provide Landlord with a copy of the results of such review and Tenant’s conclusions regarding any overstatement or understatement by Landlord of actual Excess Expenses for such calendar year. If Landlord disputes Tenant’s conclusions regarding any such overstatement or understatement, Landlord shall select a certified public accountant (which accountant may be Landlord’s accountant) (“Auditor”) to review the accuracy of Tenant’s determination. During such Auditor’s review, Tenant shall continue to pay, without abatement or offset, all Base Monthly Rent and Additional Rent (as calculated by Landlord) payable by Tenant under this Lease. Tenant shall be responsible for the cost and expense of such audit unless the Auditor finds greater than an overall five percent (5%) discrepancy resulting in overpayment by Tenant. In the event that the Auditor finds greater than an overall five percent (5%) discrepancy resulting in overpayment by Tenant then Landlord shall reimburse Tenant for the reasonable, third party, out of pocket cost and expense of the Audit in an amount not to exceed One Thousand Five Hundred Dollars ($1,500.00), which reimbursement shall be made by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written demand therefor, together with satisfactory evidence of the sums paid by Tenant for such Audit. The Auditor’s decision shall be final arid binding on the parties. In the event Tenant fails to object in writing to Landlord’s determination of actual Excess Expenses within sixty (60) days following delivery of Landlord’s statement, Landlord’s determination of actual Excess Expenses for the applicable calendar year shall be conclusive and binding on Tenant and any future claims to the contrary shall be barred.

8.2 Operating Expenses Defined. The term “Operating Expenses” shall be determined as if the Project were at least ninety five percent (95%) occupied, with the Operating Expenses based on actual Operating Expenses if ninety five percent (95%) or greater occupancy, and shall mean the following:

A. All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project and maintaining and repairing the structural components of the Building; (ii) maintenance of the liability, fire, property damage and any other insurance covering the Project carried by Landlord pursuant to Section 9.2 or otherwise (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing utilities to the Project (including lighting, trash removal and water for landscaping irrigation); (v) complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, restriping and resurfacing the Common Area; (vii) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; (viii) providing the utilities and services described in this Lease other than those which are described as being separately chargeable to Tenant; (ix) providing security, if any; and (x) to the extent Landlord elects to include such in Operating Expenses, costs incurred pursuant to Section 5.4;

B. The following costs: (i) Real Property Taxes as defined in Section 8.3; (ii) the amount of any deductible paid by Landlord under any insurance maintained by Landlord; (iii) the cost to repair damage caused by an Uninsured Peril up to a maximum amount in any twelve (12) month period equal to four percent (4%) of the replacement cost of the Project; and (iv) that portion of all compensation (including benefits and premiums for workers* compensation and other insurance) paid to or on behalf of employees (at or below the level of property manager) of Landlord but only to the extent they are involved in the performance of the work described by Sections 8.2A or 8.2D that is fairly allocable to the Project;

C. Fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), including the fair market rental value of any management office associated with the Project. Notwithstanding the foregoing, the property management fee charged by Landlord shall not exceed that charged by similarly situated landlords as determined by competitive bids sought by Landlord not less frequently than every twenty four (24) months; and

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project which would be considered a current expense (and not a capital expenditure but subject to Tenant’s obligations under Section 5.4) pursuant to generally accepted accounting principles; provided, however, that Operating Expenses shall not include any of the following: (i) debt payments on any loans affecting the Project; (ii) depreciation of any buildings or any major systems of building service equipment within the Project; (iii) leasing commissions; and (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project.

8.3 Real Property Taxes. The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project, or Landlord’s business of leasing the Project. If at any time during the Lease

Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Taxes described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Taxes that is fairly allocable to the Project shall be included within the meaning of the term “Real Property Taxes.” Notwithstanding the foregoing the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources. “Real Property Taxes” shall also include any costs and expenses incurred by Landlord in connection with appealing and/or contesting any Real Property Taxes.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

A. Tenant shall procure, pay for and keep in full force and effect the following:

(1) Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Liability Insurance Minimum specified in Section Q of the Summary, which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 10.3, and which may be procured through a combination of commercial general liability insurance and so called “umbrella coverage”;

(2) Fire and property damage insurance in so-called “all risk” form insuring Tenant’s Trade Fixtures and Tenant’s Alterations for the full actual replacement cost thereof; and

(3) Such other insurance that from time to time is either (i) required by any Lender, or (ii) reasonably required by Landlord and customarily carried by tenants of similar property in similar businesses in the vicinity of the Project.

B. Each policy of insurance required to be carried by Tenant pursuant to this Section 9.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord and having a rating of A+, AAA or better in “Best’s Insurance Guide;” (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord so long as such provision of thirty (30) days notice is reasonably obtainable, but in any event not less than ten (10) days prior written notice; (vi) shall not have a “deductible” in excess of such amount as is approved by Landlord; (vii) shall contain a cross liability endorsement; (viii) shall contain a “severability” clause; and (ix) shall be in such form and include such endorsements as may be required by any Lender or insurance advisor of Landlord. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 9.1 provided such blanket insurance shall have a Landlord’s protective liability endorsement attached thereto in a form acceptable to Landlord.

C. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this Section 9.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 9.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of its Agents enters the Premises and upon renewal of such policies, but not less than five (5) days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this Section 9.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 9.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate.

9.2 Landlord’s Insurance.

A. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “all risk” form insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than twelve (12) months and from physical damage to the Project with coverage of not less than the full replacement cost thereof. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Such fire and property damage insurance (i) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including, without limitation, earthquake and/or flood, and to provide such additional coverage as Landlord reasonably requires, and (ii) shall contain reasonable “deductibles” which, in the case of earthquake and flood insurance, may be up to fifteen percent (15%) of the replacement value of the property insured or such higher amount as is then commercially reasonable. Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations.

B. Landlord may (but shall not be obligated to) maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection, and/or such other insurance as Landlord may desire to maintain from time to time or as may be required under any Security Instrument.

9.3 Tenant’s Obligation to Reimburse. If Landlord’s insurance rates for the Project are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase within fifteen (15) days following receipt of a bill from Landlord therefore.

9.4 Release and Waiver of Subrogation. Landlord and Tenant each hereby waives all rights of recovery against the other and the other’s Agents on account of loss and damage occasioned to the property of such waiving party to the extent only that such loss or damage is required to be insured against under any “all risk” property insurance policies required by this Article 9; provided, however, that (i) the foregoing waiver shall not apply to the extent of Tenant’s obligations to pay deductibles under any such policies and this Lease, and (ii) if any loss is due to the act, omission or negligence or willful misconduct of Tenant or its agents, employees, contractors, guests or invitees, Tenant’s liability insurance shall be primary and shall cover all losses and damages prior to any other insurance hereunder. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any “all-risk” property insurance policies required by this Article 9, even though such loss or damage might be occasioned by the negligence of such party or its Agents. The provisions of this Section 9.4 shall not limit the indemnification, hold harmless and/or defense provisions elsewhere contained in this Lease.

ARTICLE 10

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

10.1 Limitation on Landlord’s Liability. Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any cause, including, without limitation, any of the following: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or any other conditions; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (v) penetration of water into or onto any portion of the Premises or the Building through roof leaks or otherwise. Notwithstanding the foregoing but subject to Section 9.4 and Section 10.2, Landlord shall be liable for any such injury, damage or loss which is caused solely by Landlord’s willful misconduct or negligence of which Landlord has actual notice and a reasonable opportunity to cure but which it fails to so cure; provided, however, notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord be liable to Tenant for lost profits, consequential damages and/or incidental damages of any kind or nature.

10.2 Limitation on Tenant’s Recourse. If Landlord is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, or other principals or representatives of such business entity, and (ii) Tenant shall not have recourse to the assets of such of officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, principals or representatives except to the extent of their interest in the Project (and the proceeds therefrom). Tenant hereby waives and releases the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, principals or representative from personal liability for the obligations of Landlord under this Lease, and Tenant shall have recourse only to the interest of Landlord in the Project (and the proceeds therefrom) for the satisfaction of the obligations of Landlord hereunder and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

10.3 Indemnification of Landlord. To the fullest extent permitted by law, Tenant shall hold harmless, indemnify and defend Landlord, and its Agents, with competent counsel reasonably satisfactory to Landlord (and Landlord agrees to accept counsel that any insurer requires be used), from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (other than solely by the willful misconduct or negligence of Landlord of which Landlord has had notice and a reasonable time to cure, but which Landlord has failed to cure) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term, (ii) the negligence or willful misconduct of Tenant or its Agents, wherever the same may occur, (iii) an Event of Tenant’s Default, Tenant’s or its employee’s, agent’s, contractor’s, sublessee’s, assignee’s or invitee’s use of Landlord Charging Stations. The provisions of this Section 10.3 shall survive the expiration or sooner termination of this Lease.

10.4 Indemnification of Tenant. Notwithstanding the provisions of the Lease to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any loss, cost, liability, damage or expense (collectively “Claims”), to any person, property or entity resulting from the negligence or willful misconduct of Landlord or its agents or employees, in connection with Landlord’s activities at the Project, and Landlord hereby indemnifies and saves Tenant harmless from any Claims resulting from Landlord’s negligence or willful misconduct. Tenant’s agreement to indemnify and hold Landlord harmless pursuant to the Lease, the exclusion from Tenant’s indemnity set forth above, and the agreement by Landlord to indemnify and hold Tenant harmless set forth above are not intended to, and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to the provisions of the Lease to the extent that such policies cover the results of such acts or conduct. Notwithstanding the forgoing, in no event shall Landlord be liable to Tenant for consequential damages, lost profits or punitive damages.

ARTICLE 11

DAMAGE TO PREMISES

11.1 Landlord’s Duty to Restore. If the Premises are damaged by any peril after the Effective Date, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to Section 11.2 or by Tenant pursuant to Section 11.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 9.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Section 11.2 or Section 11.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord’s property or would become Landlord’s property on expiration or termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all Tenant’s Alterations and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance earned by it pursuant to Section 9.1 A(2) shall be used for such purpose.

11.2 Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised by delivery to Tenant of a written notice of election to terminate within forty-five (45) days after the date of such damage:

A. The Project is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds ten percent (10%) of the then actual replacement cost thereof, or the Building in which the Premises is located is damaged to such an extent that the estimated cost to restore exceeds twenty-five percent (25%) of the then actual replacement cost thereof;

B. Either the Project or the Building is damaged by an Uninsured Peril to such an extent that the estimated cost to restore exceeds two percent (2%) of the then actual replacement cost of the Building;

C. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six (6) times the Base Monthly Rent then due; or

D. Either the Project or the Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

E. As used herein, the following terms shall have the following meanings: (i) the term “Insured Peril” shall mean a peril actually insured against for which the insurance proceeds actually received by Landlord (and which are not required to be paid to any Lender) are sufficient (except for any “deductible” amount specified by such insurance) to restore the Project under then existing Laws to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any peril which is not an Insured Peril. Notwithstanding the foregoing, if the “deductible” for earthquake or flood insurance exceeds two percent (2%) of the replacement cost of the improvements insured, such peril shall, at Landlord’s election, be deemed an “Uninsured Peril” for purposes of this Lease.

11.3 Tenant’s Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Section 11.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration.

A. The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within two hundred seventy (270) days after the date of such damage; or

B. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage and such damage renders unusable more than thirty percent (30%) of the Premises.

11.4 Abatement of Rent. In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and Tenant’s Share of Excess Expenses shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

ARTICLE 12

CONDEMNATION

12.1 Total Taking—Premises. If title to the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof is so taken.

12.2 Partial Taking—Project. If title to ten percent (10%) or more of the Project is taken for any public or quasi-public use under any statute or by right of eminent domain, Landlord shall have the right to terminate this Lease as of the date possession of such portion of the Project is so taken by providing Tenant with written notice thereof no less than sixty (60) days prior to possession being so taken.

12.3 Partial Taking—Premises. If any part of the Premises is taken for any public or quasi-public use under any statute or by right of eminent domain and the remaining part is reasonably suitable for Tenant’s continued occupancy for the uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date possession of such part of the Premises is taken and Base Monthly Rent shall be reduced in the same proportion that the floor area of the portion of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises, as reasonably determined by Landlord. Landlord shall, at its own cost and expense, make all necessary repairs and alterations to the Premises so as to make the portion of the Premises not taken a complete architectural unit. Such work shall not, however, exceed the scope of the work done by Landlord in originally constructing the Premises. If severance damages from the condemning authority are not available to Landlord in sufficient amounts to permit such restoration, Landlord may terminate this Lease upon written notice to Tenant. Base Monthly Rent due and payable hereunder shall be temporarily abated during such restoration period in proportion to the degree to Tenant’s use of the Premises is impaired. Each party hereby waives the provisions of Sections 1265.130 of the California Code of Civil Procedure and any present or future law allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Building or the Premises.

12.4 No Apportionment of Award. No award for any partial or total taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s Trade Fixtures, for the interruption of Tenant’s business or its moving costs, or for the loss of goodwill.

12.5 Temporary Taking. No temporary taking of the Premises (which for purposes hereof shall mean a taking of all or any part of the Premises for one hundred eighty (180) days or less) shall terminate this Lease; provided, however, Base Monthly Rent due and payable hereunder shall be temporarily abated during such period in proportion to the degree to Tenant’s use of the Premises is impaired or suspended. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section 12.5.

12.6 Sale Under Threat of Condemnation. A sale made in good faith to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Article 12.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Events of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A. Tenant shall have failed to pay any Rent when due, and such failure is not cured within three (3) business days after delivery of written notice from Landlord or Landlord’s counsel specifying such failure to pay; or

B. Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Rent, and Tenant shall have failed to cure such breach within twenty (20) days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within said twenty (20) day period, or if such breach could not be reasonably cured within said twenty (20) day period, Tenant shall have failed to commence such cure within said twenty (20) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed but not to exceed sixty (60) days from the date of Landlord’s notice; or

C. Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Article 14; or

D. Tenant shall have abandoned the Premises; or

E. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors: (ii) Tenant becomes a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 13.1E is contrary to any applicable Law, such provision shall be of no force or effect;

F. Tenant shall have failed to deliver documents required of it pursuant to Section 15.4 or Section 15.6 within the time periods specified therein and not cured such failure within three (3) business days after delivery of written notice from Landlord or Landlord’s counsel specifying such failure; or

G. Chronic delinquency by Tenant in the payment of any Rent. For purposes of this Lease, “Chronic delinquency” shall mean failure by Tenant to pay within five (5) days of the due date any Rent for any four (4) months (consecutive or non-consecutive) during any twelve (12) month period during the Lease Term. This section shall in no way limit, nor be construed as a waiver of the rights and remedies of Landlord provided hereunder or by law in the event of even one (1) instance of delinquency in the payment of Rent by Tenant. In the event of chronic delinquency, at Landlord’s option, Landlord shall have the right, in addition to all other rights under this Lease and at law, to require that all Rent be paid by Tenant on a quarterly basis, in advance. In addition, the occurrence of a chronic delinquency shall automatically void any options granted to Tenant under this Lease.

13.2 Landlord’s Remedies. If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort to cumulatively or in the alternative:

A. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not cure such breach within three (3) days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

B. Landlord may enter the Premises and re-lease them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in releasing the Premises, including, without limitation, brokers’ commissions, expenses of altering and preparing the Premises required by the releasing. Tenant shall pay to Landlord the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Landlord received from any releasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notices Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

C. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 13.2C shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the event such actions do not affect a termination of Tenant’s right to possession of the Premises.

D. In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 13.2C, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease and/or any Laws, including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Tenant acknowledges and agrees that the express standards and conditions set forth in Article 14 below relating to assignments of this Lease and sublettings of the Premises are reasonable at the time this Lease is executed by Tenant.

E. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (iii) the term “rent” includes Base Monthly Rent and Additional Rent. Such damages shall include, without limitation:

(1) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant’s default.

F. Nothing in this Section 13.2 shall limit Landlord’s right to indemnification from Tenant as provided in Section 7.2 and Section 10.3. Any notice given by Landlord in order to satisfy the requirements of Section 13.1 A or 13.1B above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

G. Any agreement for free or abated rent or other charges, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease (“Inducement Provisions”) shall be deemed conditioned upon Tenant’s full and faithful performance of the terms, covenants and conditions of this Lease. Upon an Event of Tenant’s Default, any such Inducement Provisions shall automatically be deemed deleted from this Lease and of no further force or effect and the amount of any rent reduction or abatement or other bonus or consideration already given by Landlord or received by Tenant as an Inducement shall be immediately due and payable by Tenant to Landlord, notwithstanding any subsequent cure of said Event of Tenant’s Default. The acceptance by Landlord of rent or the cure of the Event of Tenant’s Default which initiated the operation of this Section 13.1 shall not be deemed a waiver by Landlord of the provisions of this Section 13.2(g). For purposes of this Section, any period of Base Monthly Rent identified as $00.00 shall be deemed to have been in a monthly amount equal to that payable during the first full calendar month of this Lease when Tenant is paying full, unabated Base Monthly Rent for each day in such calendar month.

13.3 Waiver. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained. Notwithstanding any of the terms and provisions herein contained to the contrary, but to the extent required by applicable law, Landlord shall have the duty and obligation to use reasonable good faith efforts to mitigate any and all damages that may or shall be caused or suffered by virtue of an Event of Tenant’s Default.

13.4 Limitation On Exercise of Rights. At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (ii) Tenant may not exercise any option to extend, right to terminate this Lease, or other right granted to it by this Lease which would otherwise be available to it.

13.5 Waiver by Tenant of Certain Remedies. Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including, without limitation, the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

13.6 Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice from Tenant to Landlord (and any Lender who have provided Tenant with notice) specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant expressly waives any right to terminate this Lease or to claim a constructive eviction by reason of any default by Landlord hereunder.

13.7 Limitation of Actions Against Landlord. Any claim, demand or right of any kind by Tenant which is based upon or arises in connection with this Lease shall be barred unless Tenant commences an action thereon within six (6) months of Tenant becoming aware of the act, omission, event or default upon which the claim, demand or right in question arises, has occurred.

13.8 Landlord’s Liability. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord’s equity interest in the Project for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord. No partner, employee, officer, director, member or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord, if any, and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

ARTICLE 14

ASSIGNMENT AND SUBLETTING,

14.1 Transfer By Tenant. The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Section 14.1 as “Tenant”):

A. Tenant shall not do any of the following (collectively referred to herein as a “Transfer*), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed (subject to Section 14.1 B and Section 14.1 C below): (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any person or entity other than Tenant; or (ii) assign its interest in this Lease. In no event shall Tenant mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner, or materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord in connection with the evaluation, processing and/or documentation of any requested Transfer, plus an amount equal to $1,000.00 as a fee for Landlord’s review whether or not Landlord’s consent is granted. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (i) Hazardous Materials (as defined in Section 7.2E of this Lease) used, stored, released, or disposed of by the potential subtenant or assignee, and/or (ii) violations of Hazardous Materials Law (as defined in Section 7.2E of this lease) by Tenant or the proposed subtenant or assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in a form reasonably approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 14.1 B, and (iii) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefore with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

B. At least thirty (30) days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three (3) years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried out in the Premises; (iv) all consideration to be given on account of the Transfer, (v) a current financial statement of Tenant; and (vi) an accurately filled out response to Landlord’s then-standard Hazardous Materials Questionnaire, if any. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven (7) days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) fifteen (15) business days of receipt of such request together with the required accompanying documentation, or (ii) seven (7) days after Landlord’s receipt of all information which Landlord reasonably requests within seven (7) days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, Landlord will be deemed to have withheld its consent to such Transfer, provided that if Tenant specifically requests from Landlord, within five (5) days following the expiration of said period a statement of reasons for withholding consent, Landlord shall have ten (10) business days following such request within which to provide Tenant with a written statement of its reasonable objections to the Transfer in question (and, if Landlord fails to provide such statement to Tenant within such ten (10) business day, then Landlord shall be deemed to have consented to the Transfer in question). Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer.

Tenant agrees, by way of example and without limitation, that its shall not be unreasonable for Landlord to withhold its consent to a proposed Transfer if any of the following situations exist or may exist:

(1) Landlord determines that the proposed assignee’s or sublessee’s use of the Premises conflicts with Article 4 above, presents an unacceptable risk, as determined by Landlord, under Section 7.2 above, or conflicts with any other provision under this Lease;

(2) Landlord determines that the proposed assignee or sublessee has a net worth (as determined in accordance with generally accepted accounting principles) less than Tenant’s as of the date of this Lease;

(3) Landlord determines that the proposed assignment or subletting would breach a covenant, condition or restriction in some other lease, financing agreement or other agreement relating to the Project, the Building, the Premises or this Lease;

(4) An Event of Tenant’s Default (or any material act or omission which, with the giving of notice or the passage of time, or both, would constitute an Event of Tenant’s Default) has occurred and is continuing at the time of Tenant’s request for Landlord’s consent, or as of the effective date of such assignment or subletting;

(5) Landlord is not then negotiating, and has not negotiated during the nine (9) month period prior to receipt of Tenant’s request for consent to such sublease or assignment, with the proposed assignee or sublessee for the lease of space at the Project; or

(6) The proposed assignee’s or sublessee’s use of the Premises would place additional burdens on the Project and/or its operation, including, without limitation, the Common Area and the utilities.

C. Notwithstanding anything contained in this Article 14 to the contrary, in the event that Tenant seeks to assign this Lease or sublease all or substantially all of the Premises, Landlord shall have the right to terminate this Lease, either (i) on the condition that the proposed transferee immediately enter into a direct lease of the Premises with Landlord on the same terms and conditions contained in Tenant’s notice, or (ii) so that Landlord is thereafter free to lease the Premises to whomever (including, without limitation, the proposed transferee) it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then (i) if such termination is conditioned upon the execution of a lease between Landlord and the proposed transferee, Tenant’s obligations under this Lease shall not be terminated until such transferee executes a new lease with Landlord, enters into possession and commences the payment of rent, and (ii) if Landlord elects simply to terminate this Lease, the Lease shall so terminate in its entirety Fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease, except that the foregoing release shall not apply to, and Tenant shall not be released from, (i) any obligations under this Lease accruing prior to such termination, (ii) any obligations under Section 15.2 below relating to the surrender of the Premises or such space proposed to be sublet, as applicable, and (iii) any obligations which, by their terms, are to survive the expiration or sooner termination of this Lease. Upon Landlord’s request, Tenant shall execute a separate termination agreement evidencing any termination of this Lease pursuant to this Section 14.1 C. Landlord’s rights under this Section 14.1 C shall not apply to a Permitted Transfer.

D. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1) Tenant shall not be released of its liability for the performance of all of its obligations under this Lease.

(2) Except with respect to a Permitted Transfer, if Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord fifty percent (50%) of all Transfer Consideration (as defined in Section 14.1 D(5)) received by Tenant over and above (i) the assignee’s agreement to assume the obligations of Tenant under this Lease, and (ii) all Permitted Transfer Costs related to such assignment. In the case of assignment, the amount of Transfer Consideration owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Transfer Consideration is paid to Tenant by the assignee.

(3) If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord fifty percent (50%) of the positive difference, if any, between (i) all Transfer Consideration paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Tenant’s Share of Excess Expenses allocable to the space sublet and all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Transfer Consideration is paid to Tenant by its subtenant. In calculating Landlord’s share of any periodic payments, all Permitted Transfer Costs shall be first recovered by Tenant.

(4) Tenant’s obligations under this Section 14.1 D shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. At the time Tenant makes any payment to Landlord required by this Section 14.1 D, Tenant shall deliver to Landlord an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Upon request therefore, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Transfer Consideration and other amounts that are to be paid to Tenant in connection with such Transfer.

(5) As used in this Section 14.1 D, the term “Transfer Consideration” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the book value thereof) for Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles. As used in this Section 14.1 D, the term “Permitted Transfer Costs” shall mean (i) all reasonable leasing commissions paid to third parties not affiliated with Tenant in order to obtain the Transfer in question, (ii) reasonable costs of finishing out or renovating the space affected and reasonable cash rental concessions, which costs and expenses are to be amortized over the term of the assignment or sublease and (iii) all reasonable attorneys’ fees incurred by Tenant with respect to negotiating the Transfer in question. The purpose of this section is to avoid a subterfuge regarding the transfer of the Lease and is not intended to give Landlord any rights to Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles other than what would be equitably determined to be associated with the transfer of the Lease.

E. The sale of all or substantially all of Tenant’s assets (other than bulk sales in the ordinary course of business), any dissolution of Tenant, or, if Tenant is a corporation, an unincorporated association, a partnership or a limited liability company, any transaction or multiple transactions taken together in which fifty percent (50%) or more of the voting power in aggregate is transferred during the Term (except for publicly traded shares of stock constituting a transfer of fifty percent (50%) or more in the aggregate, so long as no change in the controlling interests of Tenant occurs as a result thereof) shall be deemed an assignment within the meaning and provisions of this Article 14. Notwithstanding the foregoing, if Tenant is a corporation, the transfer, assignment, issuance or hypothecation of stock or other interest in Tenant shall not be deemed an assignment if (i) the purpose of the transfer is principally for bona fide equity financing purposes in which cash is received by the Tenant or indebtedness of the Tenant is cancelled or converted or a combination thereof and Tenant’s net worth (as determined in accordance with generally accepted accounting principles) after such transaction is at least equal to Tenant’s as of the date of this Lease, (ii) the sole purpose of the transfer is for Tenant to become a corporation whereby the equity holders of Tenant before the reorganization will maintain identical ownership positions in the surviving corporation, or (ii) if the sale of shares of Tenant is in the form of a public offering of securities based on a corporate value of at least One Hundred Million Dollars ($100,000,000.00). As used in the Section 14.1 E, the term “Tenant” shall mean Tenant and/or any person or entity that owns, directly or indirectly, in whole or in part, Tenant (e.g., a parent corporation of Tenant).

F. Notwithstanding anything to the contrary contained in this Section 14.1, an assignment of the Lease or sublease of all or any portion of the Premises to any entity which controls or is controlled by Tenant or which acquires all or substantially all of the assets of Tenant or which is the surviving entity resulting from a merger or consolidation of Tenant (in each such case, a “Permitted Transfer”), shall not require Landlord’s consent, provided that at least thirty (30) days prior to such assignment or sublease (i) Tenant provides Landlord with reasonable evidence, which evidence must be reasonably acceptable to Landlord, that such entity has a net worth (as determined in accordance with generally accepted accounting principles) at least equal to Tenant’s before the date of such Transfer; (ii) Tenant notifies Landlord in writing of any such assignment or sublease and provides Landlord with evidence that such assignment or sublease is a Transfer permitted by this section; (iii) prior to the date an assignment or sublease will take effect, the assignee or sublessee and Tenant shall enter into Landlord’s standard consent to sublease agreement or consent to. assignment agreement (the “Transfer Agreements”), and (iv) Tenant shall pay the reasonable costs and expenses (including legal fees) incurred by Landlord in confirming that the assignment or sublease meets the requirements of this section and in preparing any Transfer Agreement. Whether or not a Permitted Transfer is made pursuant to the terms of this section, Tenant shall not be relieved of its obligations under this Lease.

14.2 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in this Lease, the Building and the Project at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer. After the date of any such transfer, the term “Landlord” as used herein shall mean the applicable transferee of such interest in the Premises.

ARTICLE 15

GENERAL PROVISIONS

15.1 Landlord’s Right to Enter. Landlord and its Agents may enter the Premises at any reasonable time after giving no less than twenty-four hours* notice (except in the event of an emergency, in which case no notice shall be required), email or verbal notice to Tenant (except in the case of any emergency or regularly scheduled services, in which case no prior notice shall be required) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers, Lenders or tenants (but with respect to tenants, only during the last six [6] months of the Lease Term); (v) making necessary alterations, additions or repairs; (vi) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; (vii) placing upon the Premises ordinary “for lease” signs or “for sale” signs; and (viii) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section 15.1 shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises. Tenant hereby waives any claims for damages for any injury or temporary inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

15.2 Surrender of the Premises. Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed on the Commencement Date, except for (i) reasonable wear and tear, (ii) damage caused by any casualty not caused by Tenant or Tenant’s Agents or condemnation, and (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to Section 7.2A or Section 7.2B. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, (i) remove any Tenant’s Alterations which Tenant is required to remove pursuant to Section 5.2 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant, excluding the Landlord Improvements shown on Exhibit C. If the Premises are not so surrendered upon the expiration or sooner termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

15.3 Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term or any earlier termination of this Lease shall not constitute a renewal or extension of this Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration or earlier termination with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the full unabated Base Monthly Rent payable during the last full calendar month of the Lease Term.

15.4 Subordination. The following provisions shall govern the relationship of this Lease to any Security Instrument:

A. The Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument.

B. At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

C. Tenant shall upon request execute and acknowledge any document or instrument reasonably required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument, and/or (iii) completion of any improvements to the Premises or the Project agreed to or undertaken by Landlord. Tenant’s failure to execute any such document or instrument within ten (10) days after written demand therefore shall constitute an Event of Tenant’s Default.

D. Upon Tenant’s written request, Landlord shall, at no cost to Landlord, use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) for Tenant’s benefit from any holder of a Security Instrument; provided, however, the failure to so obtain such SNDA shall not be deemed a default by Landlord nor permit Tenant any rights or remedies.

15.5 Mortgage Protection and Attornment. In the event of any default on the part of the Landlord, Tenant will use reasonable efforts to give notice by registered mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure. Notwithstanding the foregoing, in the event of conflict between the terms of this Article 15.5 and the SNDA, the terms of the SNDA shall govern as between any such Lender and Tenant

15.6 Estoppel Certificates and Financial Statements. At all times during the Lease Term, Tenant agrees, following any request by Landlord, to execute and deliver to Landlord within ten (10) days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the Rent and other charges are paid in advance, if any, (iii) acknowledging that there are not any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other information about the status of the Lease and the Premises as may be required by Landlord. A failure to deliver an estoppel certificate within ten (10) days after delivery of a request therefore shall be a conclusive admission that, as of the date of the request for such statement: (i) this Lease is unmodified except as may be represented by Landlord in said request and is in full force and effect, (ii) there are no uncured defaults in Landlord’s performance, (iii) no rent has been paid more than thirty (30) days in advance, and (iv) the information regarding the status of this Lease, as represented by Landlord in said request, is true and correct. No more than twice during the Lease Term (except in connection with a proposed sale or financing of the Building) Tenant shall, upon ten (10) days’ prior written notice from landlord, provide Tenant’s most recent financial statement and financial statements covering the twenty-four (24) month period prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises. Such statements shall be prepared in accordance with generally accepted accounting principles and shall be certified by Tenant’s chief financial officer as true and correct in all material respects and at Landlord’s request, supported with copies of Tenant’s bank statements or, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

15.7 Landlord’s Consent. Wherever Landlord’s approval or consent is required under this Lease before any action may be taken by Tenant, such approval or consent may be withheld or conditioned in Landlord’s sole and absolute discretion unless a different standard is specifically provided for with respect to the required approval or consent in question.

15.8 Notices. Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by facsimile telecopy, by courier service, or by mail. A notice shall be deemed to have been given (i) on the third business day after mailing if such notice was deposited in the United States mail, certified or registered, postage prepaid, addressed to the party to be served at its Address for Notices specified in Section R or Section S of the Summary (as applicable), (ii) when delivered if given by personal delivery, and (iii) in all other cases when actually received at the party’s Address for Notices. Either party may change its address by giving notice of the same in accordance with this Section 15.8, provided however, that any address to which notices may be sent must be a California address.

15.9 Attorneys’ Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to. decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

15.10 Authority. If Tenant is a corporation (or partnership or limited liability company), each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership or limited liability company in accordance with the operating agreement of such limited liability company) and that this Lease is binding upon such corporation (or partnership or limited liability company) in accordance with its terms. Each of the persons executing this Lease on behalf of a corporation, partnership or limited liability company does hereby covenant and warrant that the party for whom it is executing this Lease is a duly authorized and existing corporation, partnership or limited liability company, that such entity is qualified to do business in California, and that such entity has full right and authority to enter into this Lease.

15.11 Miscellaneous. Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all persons or entities so comprising Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that (i) the gross leasable area of the Premises includes any atriums, depressed loading docks, covered entrances or egresses, and covered loading areas, (ii) each has had an opportunity to determine to its satisfaction the actual area of the Project and the Premises, (iii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease.

15.12 Termination by Exercise Right. If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate thirty (30) days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive the expiration or sooner termination of this Lease. This Section 15.12 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

15.13 Brokerage Commissions. Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Retained Real Estate Brokers described in Section T of the Summary (and then only to the extent set forth in such separate agreement), and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which allegedly result from the actions of the indemnifying party. Landlord shall be responsible for the payment of any commission owed to the Retained Real Estate Brokers if, and only to the extent, there is a separate written commission agreement between Landlord and the Retained Real Estate Brokers for the payment of a commission as a result of the execution of this Lease by Tenant. The indemnity, defense and hold harmless obligations under this Section 15.13 shall survive the expiration or sooner termination of this Lease.

15.14 Joint and Several Liability. If more than one party signs this Lease as “Tenant”, such parties shall be liable for all obligations, covenants and liability of “Tenant” on a joint and several basis.

15.15 Force Majeure. Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefore, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder except the obligation of Tenant to pay rent or any other sums due hereunder.

15.16 Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Laws, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (iii) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

15.17 Intentionally Omitted.

15.18 JURY TRIAL WAIVER. TO THE EXTENT PERMITTED OR HEREAFTER PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO THE RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES, TO THE EXTENT PERMITTED OR HEREAFTER PERMITTED BY APPLICABLE LAW, HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

[signatures to follow on succeeding page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:			TENANT:

Millich Commercial, LLC a California limited liability company			Arteris, Inc., a Delaware corporation

By:	Briggs Development Corporation		By:	/s/ K. Charles Janac
	a California corporation		Name:	K. Charles Janac
	Its:	Managing Member	Its:	President and CEO

	By:	/s/ Jeffrey L. Rogers	By:	/s/ Stephane Mehat
	Name:	Jeffrey L. Rogers	Name:	Stephane Mehat
	Its:	President	Its:	CFO

Date:	7/20/2017		Date:	July 19, 2017

EXHIBIT A

PROJECT SITE PLAN

EXHIBIT B

DIAGRAM OF PREMISES

EXHIBIT B-1

DIAGRAM OF TEMPORARY SPACE

EXHIBIT C

Space Plan of Premises Showing Landlord Improvements

EXHIBIT D

RULES & REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, or printed or affixed on or to any part of the outside or inside of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Tenant. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises; provided, however, that Landlord may furnish and install a Building standard window covering at all exterior windows. Tenant shall not without prior written consent of Landlord cause or otherwise sunscreen any window.

2. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress and egress from their respective Premises.

3. Tenant shall not alter any lock or install any new or additional locks or any bolts on any doors or windows of the Premises.

4. Tenant shall not allow any chairs with wheels or casters to be used without a carpet protector or chairmat. Failure to follow this requirement which results in carpet damage will result in Tenant being charged for replacement of the carpet.

5. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant who, or whose employees or invitees shall have caused it.

6. Tenant shall not overload the floor of the Premises or in any way deface the Premises or any part thereof.

7. No furniture, freight or equipment of any kind shall be brought in the Building without the prior notice to Landlord and all moving of the same into or out of the Building shall be done in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

8. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason or noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building other than fish in a fish tank of a size reasonably approved by Landlord.

9. No cooking, except by microwave oven, shall be done or permitted by any Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes.

10. Tenant shall not use or keep in the Premises of the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

11. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The locations of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

12. On Saturdays, Sundays, and legal holidays, and on other days between the hours of 7:00 PM and 7:00 AM the following day, access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing of the doors or otherwise, for the safety of the tenants and protection of property in the Building and the Building.

13. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

14. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

15. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building of which the Premises are a part.

16. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent the same.

17. Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

18. Landlord shall have the right to control and operate the public portions of the Building, and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

19. All entrance doors in the Premises shall be left locked when the Premises are not in use, and all doors opening to public corridors shall be kept closed except for normal ingress and egress from the Premises.

20. Landlord shall clean the Premises as provided in the Lease, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be permitted to enter the Building for such purposes. Tenant shall not cause unnecessary labor by reason of Tenant’s carelessness and indifference in the preservation of good order and cleanliness. All cardboard boxes must be “broken down”, and all styrofoam chips must be bagged or otherwise contained so as not to constitute a nuisance. Landlord shall have no responsibility whatsoever for the theft of or damage to any property of Tenant or its employees resulting from any acts or omissions of janitorial personnel, and Tenant hereby waives any and all claims against Landlord therefore.

21. Landlord reserves the right to amend or supplement the Rules and Regulations and to adopt and promulgate additional rules and regulations applicable to the Project, the Building and/or the Premises.

22. Neither Landlord nor Landlord’s Agents or any other person or entity shall be responsible to Tenant or to any other person for the violation of these or other Rules and regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition precedent, waivable only by Landlord, to Tenant’s occupancy of the Premises.

PARKING RULES

1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles, or sport utility vehicles. Tenant and its employees shall park automobiles within the lines of the parking spaces. Landlord may designate the areas in the parking facilities that will be available for unreserved parking, in Landlord’s sole discretion.

2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3. Landlord may require Tenant and Tenant’s employees to use parking cards, parking stickers or other identification devices. Parking stickers, parking cards and other identification devices shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Landlord may require Tenant and each of its employees to give Landlord a deposit or a nonrefundable fee when a parking card or other parking device is issued. If Landlord collects deposits (as opposed to nonrefundable fees), Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord. Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices. Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately. Any parking identification stickers or devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4. Landlord reserves the right to relocate all or a part of parking spaces within the parking area and/or to reasonably adjacent off site locations(s), and to allocate them between compact and standard size and tandem spaces, as long as the same complies with applicable laws, ordinances and regulations and does not reduce Tenant’s parking allocation under this Lease. If access to the parking areas are not now controlled with gates or similar devices, Landlord shall have the right, but not the obligation, to install gates or other devices to control access to the parking areas, and Tenant shall comply with all of Landlord’s rules and regulations relating to access to the parking areas.

5. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

6. Validation of visitor parking, if established, will be permissible only by such method or methods as Landlord may establish at rates determined by Landlord, in Landlord’s sole discretion. Only persons visiting Tenant at the Premises shall be permitted by Tenant to use the Project’s visitor parking facilities.

7. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

8. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements. Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations. Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.

9. Every driver is required to park his own car. Where there are tandem spaces, the first car shall pull all the way to the front of the space leaving room for a second car to park behind the first car. The driver parking behind the first car must leave his key with the parking attendant. Failure to do so shall subject the driver of the second car to a $50.00 fine. Refusal of the driver to leave his key when parking in a tandem space shall be cause for termination of the right to park in the parking facilities. The parking operator, or his employees or agents, shall be authorized to move cars that are parked in tandem should it be necessary for the operation of the parking facilities. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

10. No vehicles shall be parked in the parking areas overnight. The parking areas shall only be used for daily parking and no vehicle or other property shall be stored in a parking space.

11. Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord’s option, and without notice or demand, be towed away by any towing company selected by Landlord, and the cost of such towing shall be paid for by Tenant and/or the driver of said vehicle.

12. At Landlord’s request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant’s parking rights under this Lease and the license plate number of the vehicle being used by that person. Tenant shall provide Landlord with an updated list within five (5) days after any part of the list becomes inaccurate.

ELECTRIC VEHICLE CHARGING STATIONS

1. If, and only if, Section 1952.7 of the California Civil Code (“Section 1952.7”) applies to the Building’s parking area where Tenant’s parking spaces are located and gives Tenant the legal right to install electric vehicle charging stations (“Tenant Charging Stations”), Tenant shall have the right to install Tenant Charging Stations in its parking spaces subject to all of the following terms and conditions and Tenant hereby acknowledges and agrees that all of the following terms and conditions are reasonable restrictions on the installation of the Tenant Charging Stations:

(a) Prior to installing, modifying, replacing or removing any Charging Station Improvements (as defined below) Tenant shall obtain the prior written approval of Landlord. For purposes of this Section, “Charging Station Improvements” shall mean the Tenant Charging Stations, the Charging Station Parking Spaces (as defined below), all other improvements or alterations made to the Project as part of the installation of the Tenant Charging Stations or any modifications to any of the foregoing. Landlord shall provide its written approval or disapproval of Tenant’s request to install or modify the Charging Station Improvements within thirty (30) days after Landlord has received the Charging Station Plans (as defined below). Nothing contained in this Section shall be interpreted as granting Tenant the right to alter any aspect of the parking spaces including, but not limited to, the size or location of parking spaces, and Tenant shall not have the right to alter the parking spaces at the Project.

(b) Tenant may install the greater of the following number of Tenant Charging Stations: (i) one (1) and (ii) the number derived by dividing the rentable area of the Premises by 12,500 and rounding the resulting quotient to the nearest whole number; provided, however, in no event shall Tenant be permitted to install more Tenant Charging Stations than the lesser of the number of parking spaces (A) it is entitled to use pursuant to Summary Item H of the Lease and (B) that are permitted by Section 1952.7. To the extent Section 1952.7 permits Tenant to install without Landlord’s approval a greater number of Tenant Charging Stations than provided above, Tenant shall be entitled to install the smallest number of Tenant Charging Stations it is permitted to install without Landlord’s approval by Section 1952.7. The parking spaces used when vehicles are being charged at the Tenant Charging Stations are hereinafter collectively referred to as the “Charging Station Parking Spaces”. Charging Station Parking Spaces shall be included in the number of parking spaces Tenant is entitled to use pursuant to Summary Item H of the Lease.

(c) Landlord may determine the location of the Tenant Charging Stations, the Charging Station Parking Spaces and the other Charging Station Improvements in its sole discretion provided that they are located in the Building’s and/or Project’s parking area.

(d) In addition to all other amounts payable by Tenant pursuant to this Section and the Lease, Tenant shall pay to Landlord its prevailing reserved parking charge for each Charging Station Parking Space, as such rate is increased by Landlord from time to time (the “Parking Charges”); provided, however, if Landlord does not have a standard reserved parking rate the Parking Charges shall be a monthly rental amount determined by Landlord. The Parking Charges shall be due and payable on the first day of each calendar month and shall constitute additional rent.

(e) The Charging Station Improvements shall comply with all Federal, State and local laws and regulations and all covenants, conditions and restrictions applicable to the Project including, but not limited to, applicable health, safety, zoning and land use laws (collectively, “Applicable Requirements”).

(f) At Tenant’s sole cost and expense, Tenant may place a sign in front of each Charging Station Parking Space stating that the Charging Station Parking Space is reserved for use by Tenant (the “Charging Station Signs”). Landlord shall have the right to approve in its sole discretion the size, content, color, design, materials and method of attachment of the Charging Station Signs. The Charging Station Signs shall be maintained by Tenant in good condition and repair at Tenant’s sole cost and expense.

(g) The Tenant Charging Stations may only be used by Tenant’s employees while working at the Premises, no other person or entity shall have the right to use the Tenant Charging Stations, and Tenant shall not permit any other person or entity to use the Tenant Charging Stations. Landlord shall not be responsible for the security or use of the Tenant Charging Stations or for preventing other persons or entities from using the Tenant Charging Stations or from parking in the Charging Station Parking Spaces.

(h) Tenant shall pay, at Tenant’s sole cost and expense, any cost or expense related directly or indirectly to the existence of the Charging Station Improvements, including, but not limited to, all costs associated with the ownership, design, purchase, installation, maintenance, repair, operation and removal of the Charging Station Improvements (collectively, “Charging Station Expenses”). Landlord shall have no obligation to pay any Charging Station Expense. If Tenant fails to pay any Charging Station Expense or if Tenant fails to perform any obligation it has under this Section (collectively, a “Tenant Obligation”), Landlord shall have the right, but not the obligation, to complete the Tenant Obligation (e.g., by paying the Charging Station Expense or performing the Tenant obligation), and Tenant shall reimburse Landlord for the costs incurred by Landlord plus and amount equal to ten percent (10%) of such costs within ten (10) days after written demand.

(i) At all times Tenant shall, at Tenant’s sole cost and expense, maintain the Charging Station Improvements in good condition and repair and in compliance with all Applicable Requirements. Tenant shall keep the area around the Tenant Charging Stations and the Charging Station Parking Spaces in neat and clean condition, at Tenant’s sole expense.

(j) Tenant shall employ qualified engineers and architects approved by Landlord, in Landlord’s reasonable discretion, to prepare detailed plans and specifications for the installation and any subsequent modification of the Charging Station Improvements (the “Charging Station Plans”). Landlord shall have the right to approve the Charging Station Plans including, but not limited to, the type and size of the charging stations Tenant desires to install and all electrical infrastructure. Once Landlord has approved the Charging Station Plans, Tenant shall obtain all required permits and other governmental approvals needed in order to install or modify the Charging Station Improvements pursuant to the approved Charging Station Plans, at Tenant’s sole cost and expense. Tenant shall provide copies of the permits to Landlord prior to commencing the construction or modification of the Charging Station Improvements. Landlord shall have the right to approve in its sole discretion any conditions imposed by applicable governmental agencies on the installation or modification of the Charging Station Improvements. In addition, Landlord shall have the right to approve in its sole discretion the methods and procedures used to complete any trenching, landscaping repairs and/or asphalt and concrete repairs.

(k) Landlord shall have the right to approve in advance the contractors (the “Contractors”) used by Tenant to construct, install and/or modify the Charging Station Improvements, in Landlord’s reasonable discretion; provided, however, any work on the Project’s electrical systems, plumbing systems, life/fire/safety systems, any modifications to concreate or asphalt areas or any modifications to landscaped areas shall be performed by contractors designated by Landlord. The Contractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are acceptable to Landlord, in Landlord’s reasonable discretion. Certificates for all insurance carried pursuant to this Section shall be delivered to Landlord before the commencement of the construction or modification of the Charging Station Improvements. All such policies of insurance shall name Landlord and its property manager as an additional insured. Prior to commencing construction or modification of the Charging Station Improvements, Tenant shall provide Landlord with copies of the final contract entered into with each Contactor.

(l) The Contractors shall comply with Landlord’s construction rules and procedures (the “Construction Procedures”), and if any Contractor fails to comply with the Construction Procedures after Landlord has provided the Contractor with written notice of its non-compliance, Landlord shall have the right to prohibit such Contractor from performing any further work at the Project, and Landlord shall have no liability to Tenant do to such prohibition. Tenant and the Contractors shall not have the right, at any time, to disrupt any Building or Project service (e.g., electrical, plumbing etc.) to the Common Areas or to another tenant’s premises or to interfere with the use of the Project’s parking area. Tenant and the Contractors shall not store construction materials at the Project and the Contractors shall not dispose of their refuse or construction materials in the Project’s trash receptacles. Tenant shall reimburse Landlord for the cost of repairing any damage to the Project caused by the construction or modification of the Charging Station Improvements, plus an amount equal to ten percent (10%) of such cost, within ten (10) days after written request by Landlord. Landlord shall have the right to inspect the Charging Station Improvements at all times. Landlord shall have the right to receive a fee to reimburse it for its costs in providing approvals hereunder and in monitoring the construction or modification of the Charging Station Improvements in an amount equal to ten percent (10%) of the total cost of constructing, installing and/or modifying the Charging Station Improvements (the “Charging Station Landlord Fee”). Tenant shall pay the Charging Station Landlord Fee to Landlord within ten (10) days after written demand.

(m) All electricity used by the Tenant Charging Stations shall be paid by Tenant, at Tenant’s sole cost and expense. The electricity used by the Tenant Charging Stations shall be separately metered by the applicable public utility and Tenant shall pay the electricity charges directly to the applicable public utility. All costs associated with metering the electricity used by the Tenant Charging Stations, bringing electricity to the Tenant Charging Stations (e.g., the cost of metering devices, the cost of modifications to the Project’s electrical system, the cost of bringing electrical lines to the Tenant Charging Stations etc.) and all design and construction costs associated with bringing electricity to the Tenant Charging Stations shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord shall determine in its sole discretion what electrical improvements need to be made to bring the electricity to the Tenant Charging Stations, and where such electrical improvements will be located, and all such electrical improvements shall be included in the Charging Station Plans.

(n) Upon the termination of the Lease or upon Tenant’s election to no longer use the Tenant Charging Stations, Tenant shall remove the Charging Station Improvements and shall return the Project to the condition it was in prior to the installation of the Charging Station Improvements, at Tenant’s sole cost and expense. At Landlord’s option, Landlord may require Tenant to leave some or all of the Charging Station Improvements in place upon the termination of the Lease or upon Tenant’s election to no longer use the Tenant Charging Stations, and in this event, the Charging Station Improvements left by Tenant shall be the property of Landlord. At Landlord’s option, Tenant shall execute a bill of sale confirming that it has conveyed title to the Charging Station Improvements to Landlord free of all liens and encumbrances within ten (10) days after Landlord’s written request.

(o) Prior to and as condition to Tenant’s right to install Tenant Charging Stations, Landlord may require Tenant to provide to Landlord an additional security deposit in an amount equal to Landlord’s estimate of the cost of removing the Charging Station Improvements and returning the Project to the condition it was in prior to the installation of the Charging Station Improvements (the “Charging Station Deposit”). The Charging Station Deposit shall be held by Landlord pursuant to the terms of Section 3.5 of the Lease, and shall be paid by Tenant in addition to any other security deposit required by Landlord.

(p) The Charging Station Improvements shall be considered a use of the Premises pursuant to Section 10.3 of the Lease, and pursuant to Section 10.3 Tenant shall indemnify, defend and hold harmless Landlord and its Agents (as defined in Section 10.3) from any and all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising out of or in any way related to the installation, use, repair, maintenance and removal of the Charging Station Improvements. The insurance purchased by Tenant pursuant to Section 8.1 of the Lease shall apply to the Charging Station Improvements, and within fourteen (14) days after Landlord approves the installation of the Tenant Charging Stations Tenant shall provide Landlord with a certificates of insurance meeting the requirements of Section 9.1 of the Lease showing that the insurance described above is in place with respect to the Charging Station Improvements.

(q) Landlord shall have the right at any time, in Landlord’s sole discretion, to elect to relocate some or all of the Charging Station Improvements to another area of the Project (a “Relocation”). In the event of a Relocation, Landlord shall pay for the cost of the Relocation at Landlord’s sole cost and expense. After the Relocation, all of the terms and conditions of this Section shall continue to apply to the Charging Station Improvements.

(r) If as a result of the construction or the existence of the Charging Station Improvements, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvements or alterations to any portion of the Project (an “Additional Alteration”), Landlord shall have the right to make the Additional Alteration and in this event Tenant shall reimburse Landlord for the cost of the Additional Alteration plus ten percent (10%) of the cost of the Additional Alteration within ten (10) days after written demand.

(s) At Landlord’s option and in addition to all of Landlord’s other rights under this Section, Landlord may require Tenant to comply with some or all of the items described on the “Permitting Checklist” of the “Zero-Emission Vehicles in California: Community Readiness Guidebook” referred to in Section 1952.7, at Tenant’s sole cost and expense.

(t) If any provision of this Section is determined to conflict with the requirements of Section 1952.7, the provision shall be modified to the least extent possible to comply with the requirements of Section 1952.7 and except as modified such provision shall remain in full force and effect.

Exhibit E

Common Area Improvements Planned as of Lease Reference Date

1.	Exterior building finish upgrades to include partial stucco work and natural stone.
2.	New mansard exterior roofing.
3.	New exterior lighting.
4.	New exterior metal awning over main building entrance.
5.	New accessible path of travel from public sidewalks to building entry.
6.	Remodel restrooms – work complete.
7.	New courtyard finishes to include tile walkways and landscaping.
8.	Replace courtyard stairs and hand railing.
9.	New common area lighting.
10.	Install new elevator

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